UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Gaming and Leisure Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024 Notice of Annual Meeting of Shareholders & Proxy Statement

GAMING & LEISURE
PROPERTIES, INC

To Our Shareholders,

The Board of Directors of Gaming and Leisure Properties, Inc. cordially invites you to attend the 2024 Annual Meeting of Shareholders on June 13, 2024 at 10 a.m. EDT. Details regarding the Annual Meeting can be found on the Notice of Annual Meeting of Shareholders found in the Company’s 2024 Proxy Statement.

2023 marked another year of growth, transformation and continued stability for the Company and its shareholders. The Company closed 2023 having invested an exceptional $760 million in new properties and expanding our portfolio to 61 properties in 18 states by year end, which included expanding relationships with existing tenants and forming a new partnership with an established, national gaming operator. The Company also strengthened its balance sheet by reducing leverage to 4.8x and delivered a three-year total shareholder return of 40%.

This year brought an expansion of our existing business into greenfield and redevelopment projects, with the Company providing financing for the construction of Hard Rock Casino Rockford in Rockford, Illinois, and leading The Queen Baton Rouge landside development project in Baton Rouge, Louisiana. These projects have further demonstrated the capability of the Company’s management and development teams and served as a catalyst to allow the Company to explore and pursue new growth opportunities.

In 2023, we strengthened relationships in the communities where we conduct business and own real estate. We expanded our local community outreach and charitable contributions to the national level. We continue to focus on overall community betterment through our sustainability and corporate responsibility initiatives, which include routine environmental diligence during the acquisition process as well as the completion of a portfolio-wide climate risk assessment.

Sadly, not all news in 2023 was good. We suffered the unexpected loss of our beloved director, JoAnne A. Epps, in September
2023. Ms. Epps’ service on our board, although too brief, will continue to have a profound effect. It is an understatement to say she touched each and every person she encountered in a remarkable way, and we would like to take this time to express our deep appreciation for her service not only to our Company but also to the communities upon which she had a tremendous impact.

I want to take this opportunity to thank our shareholders for their continued support of our Company and express my gratitude and appreciation to our dedicated employees for making these results possible. We are excited about the impressive results achieved for our shareholders in 2023 and continue our work to deliver another year of strong performance in 2024.

Sincerely, PETER M. CARLINO Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF GAMING AND LEISURE PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS ON JUNE 13, 2024

Gaming and Leisure Properties, Inc. (the “Company” or “GLPI”) will meet in person this year to conduct the required annual business of GLPI. The Company’s 2024 annual meeting of shareholders (the “Annual Meeting”) will be held on Thursday, June 13, 2024 at 10:00 a.m. (EDT) in person at the Company’s offices located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610 for the purpose of considering and acting on the following proposals:

1

To elect Peter M. Carlino, Debra Martin Chase, Carol “Lili” Lynton, Joseph W. Marshall, III, James B. Perry, Barry F. Schwartz, Earl C. Shanks and E. Scott Urdang as directors to hold office until the Company’s 2025 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3	To approve, on a non-binding advisory basis, the Company’s executive compensation.

4	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of the Company’s common stock (Nasdaq: GLPI) as of the close of business on April 11, 2024 are entitled to vote at the Annual Meeting and any postponements or adjournments of the meeting.

By order of the Board of Directors,

Peter M. Carlino

Chairman of the Board of Directors

Wyomissing, Pennsylvania

April 29, 2024

Your Vote is Important

Please vote as promptly as possible by using the Internet or by telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this Proxy Statement. You may also vote at the Annual Meeting by following the instructions in this Proxy Statement. This Notice of Annual Meeting and accompanying Proxy Statement are first being made available to our shareholders on or about April 29, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on June 13, 2024: The Notice of Annual Meeting, Proxy Statement, and Annual Report to

Shareholders for the year ended December 31, 2023 are available at www.proxydocs.com/GLPI.

ACCESS TO THE 2024 ANNUAL MEETING

The Annual Meeting will be conducted in-person at the Company’s offices located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610. Only shareholders who owned GLPI common stock as of the close of business on April 11, 2024 will be entitled to attend the Annual Meeting.

If you wish to attend the Annual Meeting, regardless of whether your shares are registered in your name with GLPI’s transfer agent, Continental Stock Transfer & Trust Company (“Continental Stock Transfer”), or your shares are held by a stock brokerage account or by a bank or other intermediary, you are not required to register before the Annual Meeting starts. However, you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

PROXY SUMMARY

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Gaming and Leisure Properties, Inc. (“GLPI”, the “Company”, “we”, “us” and “our”) for the Annual Meeting of Shareholders of the Company to be held in person at the Company’s offices located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610 on June 13, 2024 (the “Annual Meeting”), and any postponements or adjournments of the meeting.

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2023 performance, please review the Company’s Annual Report to Shareholders for the year ended December 31, 2023.

2024 Annual Meeting of Shareholders

Time and Date 10:00 a.m. EDT June 13, 2024	Record Date April 11, 2024	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date: 271,814,923

Place 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610

On or about April 29, 2024, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.

Voting Matters

Proposal	Matter	Board Recommendation	Page Reference (for more detail)
1	Election of Directors	FOR each director nominee	12
2	Ratification of Independent Registered Public Accounting Firm	FOR	60
3	Advisory (Non-Binding) Vote to Approve The Company’s Executive Compensation	FOR	61

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 1

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

BOARD NOMINEES

Peter M. Carlino Chairman, Chief Executive Officer and President of Gaming and Leisure Properties, Inc.	Debra Martin Chase Founder and Chief Executive Officer of Martin Chase Productions	Carol “Lili” Lynton Co-founder and Operating Partner, The Dinex Group, and Chief Investment Officer, HD American Trust	Joseph W. Marshall, III Vice Chairman of Stevens & Lee, PC, and Vice Chairman of Griffin Holdings, LLC

James B. Perry Retired. Former Chairman and Chief Executive Officer of Isle of Capri Casinos, Inc.	Barry F. Schwartz Retired. Executive Vice Chairman Emeritus, MacAndrews & Forbes Inc.	Earl C. Shanks Retired. Former Chief Financial Officer of Essendant, Inc.	E. Scott Urdang Retired. Founder, Chairman, and Chief Executive Officer of Center Square Capital Management, Inc.

Our slate of Board nominees is balanced with a range of tenure, diversity and age.

2 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

## How We Build Our Board

Our Board engages in a proactive process to identify potential board candidates with the competencies, experience, attributes, and integrity to serve on our Board. The process begins with our Nominating and Corporate Governance Committee, which has the primary responsibility to evaluate qualified director candidates and to recommend them to our Board.

**Evaluate Board Competencies and Needs**
The Board and the Nominating and Corporate Governance Committee routinely evaluate the Board competencies and dynamics through the self-assessment process to identify gaps and determine needs. This complex analysis, focused on the Company's fundamental business as a REIT, supports strategic growth initiatives and ensures integrity and compliance in a highly regulated environment.

**Identify and Evaluate Potential Candidates**
Based on the needs identified by the Board and the Nominating and Corporate Governance Committee, we seek candidates with the desired experience, attributes, and skills, with referrals coming primarily from existing Board members and other Company stakeholders and, if necessary, from third-party search firms and other providers. The Nominating and Corporate Governance Committee evaluates potential candidates to confirm they possess the experience, attributes, and skills necessary to meet the identified needs. This step in the process includes one-on-one meetings with members of the Board and, in some circumstances, members of the management team.

**Conduct Due Diligence**
Selected candidates are further vetted and required to undergo criminal and financial background checks. This process also requires the candidate to complete an extensive multi-jurisdictional gaming regulatory application that requires disclosing detailed personal, educational, criminal, and financial information. This ensures that a potential candidate has the character, integrity, and history to successfully navigate the burdensome gaming regulatory licensing process, which is a critical step that must be carefully considered before the candidate is recommended for appointment.

**Nomination Process**
The Nominating and Corporate Governance Committee reviews the results of the due diligence process and feedback from members of our Board and management team. Positive results in all aspects of the evaluation process will lead to a recommendation from the Nominating and Corporate Governance Committee that our Board appoint the vetted candidate to serve until the Company's next annual meeting of shareholders.

**Outcome**
As demonstrated over the last decade, this process results in a highly qualified and experienced Board with diverse perspectives and backgrounds that work seamlessly to achieve growth while protecting the interests of the Company's shareholders and other stakeholders.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 3

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

The following matrices summarize the skills, experience and diversity of our Board nominees:

Board Skills, Experience and Diversity

Strategic Planning and Leadership	●	●	●	●	●	●	●	●

Accounting/Finance			●	●		●	●	●

Risk Management	●		●	●	●	●	●	●

Legal/Regulatory/Compliance		●		●		●

Information Technology/Cybersecurity							●

Gaming Industry Experience	●			●	●	●

CEO/Executive Management Experience	●	●	●	●	●	●	●	●

Mergers and Acquisitions	●		●	●	●	●	●	●

Real Estate Industry Experience/REIT	●			●				●

Community Engagement/Non-Profit	●	●	●	●		●	●	●

Board Age

Age	77	66	62	71	74	75	67	74

Director Tenure

Director Since	2013	2024	2019	2013	2017	2017	2017	2013

Board Gender

Female / Male	M	F	F	M	M	M	M	M

Board Ethnicity

African American or Black		●

Alaskan American or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	●		●	●	●	●	●	●

Two or More Races or Ethnicities

LGBTQ+

Did not Disclose Demographic Background

4 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Financial and Strategic Achievements

Leverage Below 4.8x	40% 3-Year TSR	$760 Million Invested

Strengthened balance sheet by reducing leverage	Continued strong track-record of value creation	Closed acquisitions of new properties with new and existing tenants

21.7% Increase in Quarterly Dividend from Q4 2020	Expanded Local and National Community Investment	Portfolio Climate Risk Assessments

Continued increase in dividends following COVID-19 pandemic	Supported local and national charitable organizations	Engaged a nationally recognized expert to conduct climate risk assessments of our properties

Focus on Stability

Premier Tenants Approximately 88% of our rent comes from premier publicly traded gaming companies	90% of Properties in Master Leases Master leases provide cross-collateralization of properties and reduce risk of isolated poor performance	High Barriers to Entry Casino properties are highly regulated with, in many cases, a limited number of licenses available

Long-Term Leases The remaining terms of our leases, including renewals, range from 24 years to 58 years	Investment Grade Ratings We hold investment-grade ratings from S&P Global Ratings and Fitch Ratings Inc.	Durable Underlying Business We collected 100% of our rent during the COVID-19 pandemic

Assets Critical for State Budgets State and local governments have vested interest in property success through tax revenue

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 5

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Executive Compensation

The overall objective of the Company’s executive compensation program is to compensate executive officers in a manner that most effectively incentivizes them to maximize long-term shareholder value, while taking into consideration the interests of other stakeholders and not taking undue financial risks. At the same time, the Compensation Committee believes that the executive compensation program should enable the Company to attract and retain the executive talent needed to grow and further its strategic initiatives. To achieve this goal, the compensation program is heavily weighted toward performance-based pay that is tied to several different categories, including total shareholder return (“TSR”), adjusted funds from operations (“AFFO”), dividends per share, and strategic and operational goals. The compensation program is structured on a foundation that includes the following principles:

Key Compensation Practices

✓	Annual incentives aligned with strategic business plan	No uncapped cash bonus or equity award opportunities

✓	Majority of executive compensation tied to rigorous performance goals	No single-trigger change of control benefits

✓	Performance-based equity payouts capped if absolute total shareholder return is negative	Anti-hedging policy prohibiting officers and directors from engaging in derivative or other hedging transactions

✓	Significant share ownership requirements for directors and executive officers	No agreements or arrangements containing tax gross-ups or similar tax indemnification

✓	Appropriate balance between short-term and long-term performance measures	Anti-pledging policy prohibiting pledging of securities except under extremely limited circumstances approved by the Audit and Compliance Committee

✓	Transparency with our shareholders on our compensation program, decisions and practices

✓	Compensation Committee comprised solely of independent directors

✓	Engage independent compensation consultant

✓	Policy enabling Board to “claw back” incentive compensation under certain circumstances

6 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Majority of Compensation “At-Risk”

Our executive compensation program is designed to motivate and reward executives to execute our business strategy tied to rigorous performance goals. The majority of our named executive officers’ (“NEOs”) compensation is variable and primarily in the form of “at-risk” compensation. The breakdown of our NEO compensation as a group is as follows:

(1)	Service-Based Equity Awards includes the value of long-term fixed equity awards subject to continued employment.

(2)	Performance-Based Equity Awards(“at-risk”) Compensation includes the target annual performance cash bonus awards and the target value of the long-term performance-based equity awards.

Key 2023 Compensation Decisions

Below are certain key compensation decisions made by the Compensation Committee for our NEOs in 2023:

●	90% of cash bonus tied to pre-established goals

●

20% of cash bonus contingent on achieving specific goals, including goals related to balance sheet management, growth initiatives, corporate responsibility, shareholder engagement and other strategic initiatives

Responsive to Shareholder Feedback

Our Board of Directors and its committees value the opinions of our shareholders and have continued to listen and promptly address shareholder concerns and suggestions. We value the relationships we have with our shareholders and encourage them to reach out with questions, concerns or other opportunities to engage.

We continued our proactive engagement efforts with investors in 2023. Specifically, the Company held over 300 meetings (virtual and in-person) with firms to discuss various corporate matters and solicit feedback. We spoke at length with our investors during these outreach efforts and engaged in meaningful dialogue with various members of our investors’ capital market and corporate governance teams, covering a wide range of topics, including capital markets strategy, capital allocation process and strategy, our unique competitive advantages, balance sheet management, gaming industry perspective, tenant relationships, regional gaming, real estate’s unique investment merits, corporate responsibility, and executive compensation.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 7

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Shareholder Engagement

Your Feedback and Our Response Over the Years

8 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

CORPORATE RESPONSIBILITY

Commitment to Sustainability

Gaming and Leisure Properties, Inc. is the nation’s first real estate investment trust focused on acquiring real property assets leased to gaming operators. Our portfolio of 62 premier gaming assets is geographically diversified across 19 states. Through innovation and a proven management team that pioneered the gaming REIT space, we have leveraged a wealth of industry knowledge to deliver consistent year-over-year TSR while enhancing the strength and stability of our diversified portfolio of premier gaming assets. We believe that corporate responsibility, including environmental and community stewardship, is an integral component of being a responsible corporate citizen. With this in mind, we continue to integrate environmental, social and governance (“ESG”) practices and implement social and sustainability strategies and initiatives into our overall business strategies intended to create long-term value for our shareholders, employees and other stakeholders.

Sustainability Oversight

In 2020, our Board established a framework to formally monitor and review ESG matters. Coming into 2023, we focused not only on advancing these efforts, but also on increasing transparency and communications concerning those efforts. Thus, our management team and our Board—recognizing the importance of these responsibilities—established an internal cross-functional team that was tasked with driving additional progress in the initiatives that promote sustainability and further transparency. ESG opportunities, risks and strategy were developed and managed by the Company’s management team collaboratively with the Company’s cross-functional ESG Steering Committee. The Company’s Nominating and Corporate Governance Committee oversees Company matters relating to ESG, including oversight of the Company’s policies and strategies relating to human capital management, corporate culture, and diversity, equity, and inclusion, which are discussed thoughtfully by the Nominating and Corporate Governance Committee and reported to our Board. The ESG Steering Committee meets regularly and reports to the Nominating and Corporate Governance Committee on a quarterly basis and more frequently, as needed.

In 2023, we also completed our first assessment of sustainability priorities. This process included examining a range of key stakeholders, including investors, clients, employees, and ESG rating organizations and by studying industry peers. Our analysis of sustainability topics included alignment to the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD). We then drew upon subject matter expertise to collect and organize content. Against this backdrop, the Company determined that the three areas of focus for our comprehensive sustainability program and strategy were: (1) Environmental Stewardship; (2) Social Responsibility; and (3) Culture of Governance.

As a REIT, GLPI’s primary business consists of acquiring, financing, and owning real estate to be leased to gaming operators in triple-net lease arrangements. Triple-net leases are leases in which the lessee pays rent to the lessor, as well as all taxes, insurance, utilities and maintenance expenses that arise from the use of the property. While the terms of triple-net leases include tenant requirements, our tenants have autonomy in operating their businesses and managing their respective properties, including with respect to their implementation of any sustainability initiatives. Notwithstanding, GLPI continues to influence and steward our tenants to align with GLPI’s ESG initiatives and stakeholder demands.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 9

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Environmental Stewardship

As part of our comprehensive approach to sustainability, GLPI is committed to responsible environmental practices that include conservation of natural resources, pollution prevention, and waste reduction. We foster environmental responsibility with our employees and other partners by encouraging them to reduce consumption while applying an ethical approach to disposal efforts. As environmental concerns become more prevalent, we recognize the value in complying with increased regulations and applicable environmental standards.

GLPI is committed to environmental sustainability in our communities, including reducing our footprint through energy efficiency measures and reducing waste through co-mingled recycling programs. Highlights of our efforts and accomplishments include:

●  Our third annual tenant engagement initiative, which included a portfolio-wide climate risk assessment and limited condition facility assessments for all properties

●  100% tenant participation and engagement on certain ESG initiatives

●  Environmental Site Assessments (ESAs) conducted during diligence process of potential transactions

●  A sophisticated rainwater management system is installed at our corporate headquarters to help reduce flooding and pollutants in water run-off

To reinforce our level of commitment and support to tenants, we provided them with accessibility to and use of, at no charge, a third-party platform to aid in the compilation and reporting of utility data to encourage enhanced transparency and to aid in determining greenhouse gas emissions at our properties.

We are also evaluating climate-related risks and opportunities to include in our near and long-term environmental strategies. We published our first standalone ESG Tearsheet in 2022 and expect to publish our inaugural standalone Corporate Responsibility Report with updated metrics and environmental data in 2024.

Going forward, we will continue to engage with suppliers to measure and manage these impacts to conserve resources, reduce costs, and promote ethical practices in line with our values.

Social Responsibility

We strive to create long-term, responsible economic value for our stakeholders, including our employees, tenants, partners, and community members. We aim to maintain a corporate environment that fosters a sense of community and well-being and that encourages our employees to focus on their long-term success along with the long-term success of the Company. At GLPI, we believe our most important asset is our team members. We continually strive to use our knowledge, talents, and resources to improve the quality of life of our communities, customers, and workforce. By developing our culture with a focus on improving social responsibility, we will continue to drive innovation in our industry.

We strive to foster a culture of inclusion, so all team members feel respected. Our culture was built to promote positive attitudes, strong work ethics and individual authenticity. We believe a representative workforce fosters innovation and cultivates an environment of unique perspectives. As of December 31, 2023, 50% of our employees identify as female.

10 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Our Board of Directors recognizes that a culture of equity helps us compete more effectively, sustain success, and build long-term shareholder value. We believe that inclusion is central to our innovation and productivity and the Company is stronger because of the variety of backgrounds, perspectives, and experiences of its employees and Board. Some highlights include:

●  Our leaders receive education on how to foster an inclusive workplace

●  We implemented our Inclusive Workplace Policy in 2020

Our employees are far and away our biggest asset. We strive create a rewarding and supportive environment that empowers our employees to thrive. We are committed to pay equity and regularly review our compensation model to ensure fair and inclusive pay practices.

We take an active role in supporting our communities by partnering with local and national organizations to administer charitable contributions, provide community service, and organize the donation of goods to assist local families in need. Our employees volunteer at food banks and participate in other charitable events, including clothing drives and food drives for animal shelters. We completed our second Annual Day of Service to support the Berks County branch of Helping Harvest in fighting hunger. 89% of our employees participated in this initiative focused on helping our local community. The Company also contributed to the construction of a women’s and children’s shelter in Berks County, Pennsylvania and committed to a multi-year donation.

The Company proudly further expanded its local community involvement efforts nationally partnering with certain tenants in those states where we own real estate. For example, in 2023, the Company partnered with its tenant to sponsor the St. Charles County Mayor’s Charity Ball which benefited deserving charities in the St. Charles, Missouri area. Other notable partnerships and community outreach and involvement include Angel Tree, Trees for Troops, Salvation Army, Habitat for Humanity, Junior League of Reading’s Young Women’s Summit, The Give Foundation and The Boys & Girls Clubs of St. Charles County, Missouri.

Culture Of Governance

We emphasize a culture of accountability and conduct our business in a manner that is fair, ethical, and responsible to earn the trust of our stakeholders. We also maintain governance, compliance, and risk management practices to help ensure compliance with applicable laws and regulations governing our business. We believe that good corporate governance is important to ensure that GLPI is managed for the long-term benefit of its shareholders.

GLPI is governed by an eight (8) person board. Our Board is responsible for the oversight of the management of our company and its business for the long-term benefit of our stakeholders. Its members set the tone for GLPI and operate under a set of published Corporate Governance Guidelines, which are based on best practices that meet or exceed the existing standards of the U.S. Securities and Exchange Commission (“SEC”). We feature an independent, experienced and diverse Board with expertise in a broad set of areas relevant to our business. Through our Code of Business Conduct and employee handbook, we communicate our workplace non-discrimination and anti-harassment policies that embrace the highest ethical and moral standards. We maintain strong and confidential reporting processes and procedures that support an open and honest environment in an effort to ensure that the highest principles of integrity and inclusion are maintained.

Our Audit and Compliance Committee has responsibility for oversight of our risk management processes and regularly discusses with the management team our major risk exposures and strategies. We implement robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry.

We believe that strong corporate governance and effective management of enterprise risk are crucial for the long-term success of our business and stakeholders. Vendors must comply with local laws and ethical business practices as outlined in our Vendor Code of Conduct. We seek long-term relationships with partners based on mutual trust, respect, and cooperation.

We routinely engage with our stakeholders to better understand their views on sustainability matters, carefully considering the feedback we receive and acting when appropriate.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 11

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

PROPOSAL 1 – ELECTION OF DIRECTORS

At our Annual Meeting, shareholders will be asked to elect eight (8) directors to hold office until our 2025 Annual Meeting of Shareholders. The nominees were recommended and approved for nomination by our Nominating and Corporate Governance Committee. Elected directors will serve until their successors have been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of each nominee in accordance with your instruction and, if no instructions are provided, then your shares will be voted as recommended by our Board of Directors. If any of the nominees for any reason are unable or unwilling to serve, the proxies may be voted for such substitute nominees as the proxy holder may determine. We are not aware of any reason that any of the nominees will be unable to serve as a director.

Peter M. Carlino, Debra Martin Chase, Carol “Lili” Lynton, Joseph W. Marshall, III, James B. Perry, Barry F. Schwartz, Earl C. Shanks and E. Scott Urdang have been nominated for election to our Board of Directors to serve for a term through the 2025 Annual Meeting of Shareholders.

REQUIRED VOTE

The Company’s Articles of Incorporation provide for a majority voting standard with a resignation policy. Under a majority voting standard, once a quorum has been established, in an uncontested director election, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate. The resignation policy set forth in our Corporate Governance Guidelines requires any director nominee who fails to receive the requisite majority vote to promptly, following certification of the shareholder vote, tender his or her resignation from the Board and all committees upon which he or she serves. Our Board will then assess the appropriateness of such nominee continuing to serve as a director and decide whether to accept or reject the resignation, or whether other action should be taken. The policy further provides that any director who tenders his or her resignation shall not participate in the Board action regarding whether to accept the resignation offer. Our Board will act upon the tendered resignation and publicly disclose its decision and rationale within ninety (90) days following certification of the shareholder vote.

In a contested director election, a plurality voting standard will apply. Under the plurality voting standard, each of the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for him or her will be elected.

The election of directors at the Annual Meeting is uncontested and the majority voting standard will determine the directors that will serve until the 2025 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. Votes withheld shall have no legal effect. Brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proposal so that your votes may be counted on this important matter.

OUR DIRECTORS

Our directors serve subject to the requirements of our charter and bylaws, including the requirement that directors not be “unsuitable persons,” within the meaning of our charter (“Unsuitable Person(s)”). In addition, certain jurisdictions in which we own properties require, either by statute or discretion of the applicable gaming or racing regulatory authority, our directors to acquire and maintain gaming licenses. Licenses typically require a determination from the applicable gaming or racing regulatory authority that the applicant qualifies or is suitable to hold such a license. Our charter requires that our directors maintain all required licenses. If one of our directors were to be determined to be an Unsuitable Person by virtue of failure to obtain or maintain such a license or otherwise, he or she would be subject to removal for cause by affirmative vote of the remaining members of our Board of Directors or by shareholders with an affirmative vote of 75% of the votes cast at a shareholder meeting.

There are no family relationships among any of our directors or executive officers.

12 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM EXPIRING AT THE 2025 ANNUAL MEETING

The following biographical information is furnished as to the nominees for election as a director:

Peter M. Carlino Age: 77 Director Since: 2013 Other Current Public Boards: PENN Entertainment, Inc. (Emeritus)	Debra Martin Chase Age: 66 Director Since: 2024 Other Current Public Boards: Bridge Investment Group Holdings Inc. and B&G Foods, Inc.

Peter M. Carlino has been the Chairman of our Board of Directors and our CEO since our inception in February 2013. Mr. Carlino was the founder of PENN Entertainment, Inc. (“PENN”) and served as the Chief Executive Officer of PENN from 1994 through October 2013. Mr. Carlino also served as the Chairman of the Board of Directors of PENN from 1994 through May 2019 and is currently Chairman Emeritus. Since 1976, Mr. Carlino has served in an executive capacity for Carlino Capital Management Corp., a holding company that owns and operates various Carlino family businesses, and is currently the Chairman of the Board and Chief Executive Officer. Mr. Carlino has been continuously active in its strategic planning and in the monitoring of its operations. Mr. Carlino also serves on the Board of Directors for both Penn State Health and Penn State Health/St. Joseph Regional Health Network. Mr. Carlino has served as the Chairman of the Board of Directors and as Chief Executive Officer for PENN, and now the Company, collectively for thirty (30) years.

Mr. Carlino brings to our Board of Directors extensive leadership and management experience, critical knowledge of our properties and an extensive knowledge and understanding of the gaming industry, real estate assets and real estate development in general. Moreover, as one of the largest beneficial owners of our common stock, his interests are significantly aligned with our efforts to enhance long-term shareholder value.

Debra Martin Chase was appointed to our Board of Directors in April 2024. Ms. Chase, a Tony and Peabody Award-winning and Emmy-nominated television, motion picture and Broadway producer, is the first African American female producer to have a production deal at a major studio. Ms. Chase is the founder and Chief Executive Officer of Hampstead Heath Productions, Inc. (d/b/a Martin Chase Productions), a California production company, since its formation in 2000. Ms. Chase has been a member of the board of directors, and currently serves as a member of the Corporate Social Responsibility Committee of B&G Foods, Inc. (NYSE: BGS) since July 2020 and a member of the board of directors and the Audit Committee of Bridge Investment Group Holdings Inc. (NYSE: BRDG) since July 2021. Prior to forming Martin Chase Productions, Ms. Chase served as Executive Vice President of Brown House Productions, the late Whitney Houston’s production company, from 1995 to 2000, and Vice President of Mundy Lane Entertainment, Denzel Washington’s production company, from 1992 to 1995. Before that, Ms. Chase served as an in-house attorney and subsequently as a participant in the executive training program at Columbia Pictures. Prior to entering the entertainment industry, Ms. Chase practiced corporate law in New York and Houston. She also serves on the board of the Second Stage Theater in Manhattan, where she chairs the board’s Artistic Committee. She previously served on the board of the New York City Ballet, where she founded and chaired its Diversity and Inclusion Committee, and the board of trustees for Mount Holyoke College. She is a member of the Motion Picture Academy, where she serves on the Producers Executive Committee; the Television Academy; the Broadway League, where she is a member of the Tony Management Committee; and the board of the Producers Guild Foundation.

Ms. Chase brings extensive leadership, business and legal skills to our Board of Directors. She has extensive experience in advocating diversity, inclusion and philanthropic efforts throughout her professional career.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Carol “Lili” Lynton Age: 62 Director Since: 2019 Other Current Public Boards: El Pollo Loco Holdings, Inc.; CIM RACR (Trustee)	Joseph W. Marshall, III Age: 71 Director Since: 2013 Other Current Public Boards: SIGA Technologies, Inc.

Lili Lynton has served as a member of our Board of Directors since December 2019. Ms. Lynton is the co-founder and operating partner of The Dinex Group, which operates 17 Daniel Boulud branded restaurants. Prior to forming Dinex, she co-founded Telebank, an internet banking pioneer that was acquired by E*Trade in 1999. Since 1987, she has also served as Chief Investment Officer of HD American Trust, a family investment office formed in 1987 that invests actively across a broad range of asset classes. At HD American Trust, Ms. Lynton is responsible for selection of asset managers, asset allocation, liquidity and leverage parameters with direct management responsibility for the firm’s venture capital and real estate portfolio. From 1987 through 1990, Ms. Lynton was an investment analyst at financial services company, Sanford C. Bernstein, and from 1983 through 1985 she was a mergers and acquisition analyst at Lehman Brothers. Ms. Lynton is currently a Director of El Pollo Loco Holdings, Inc. and serves as a Trustee, Audit Committee Chair of CIM RACR (a Securities and Exchange Commission-registered Interval Fund). She also serves on the Advisory Board of The Hamilton Project, a division of the Brookings Institution, which develops proposals for a more equitable and robust U.S. economy; as Trustee of East Harlem Tutorial Program (after school service provider) and East Harlem Scholars Academy (operates five charter schools); as Trustee of the Guggenheim Foundation (awards 175 annual Guggenheim Fellowships); as Trustee of Vera Institute for Justice (criminal justice reform organization); and a Trustee for the Bail Project (funds and operates 27 charitable bail funds across the nation).

Joseph W. Marshall, III has served as a member of our Board of Directors since October 2013. Mr. Marshall has also served as the Vice-Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. Mr. Marshall has served on the Board of Directors of SIGA Technologies, Inc. since 2009 and has served on a number of other boards in the past, including the Cancer Treatment Centers of America-Eastern Regional Medical Center and First Bank of Delaware. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest healthcare organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall has been a member of the Board of Trustees of Temple University for over thirty (30) years. He currently chairs the boards of the Chestnut Hill Hospital and the Fox Chase Comprehensive Cancer Center.

Mr. Marshall brings to our Board of Directors extensive experience in law and compliance, including in-depth knowledge of gaming regulation as well and his significant experience as a director and an executive in both the private and public sectors.

Ms. Lynton brings to our Board of Directors experience and expertise in investment analysis, mergers and acquisitions and business operations as well a diverse perspective resulting from her vast knowledge and business experience as well as her advocacy initiatives and non-profit board service.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

James B. Perry Age: 74 Director Since: 2017	Barry F. Schwartz Age: 75 Director Since: 2017

James B. Perry was appointed to our Board of Directors in March 2017. Mr. Perry served on the Board of Directors of Isle of Capri Casinos, Inc. (“Isle”) from 2007 to 2014 and was named Chairman of the Board of Directors and Executive Chairman of the Board of Directors in 2009 and 2011, respectively. From March 2008 to April 2011, he served as Isle’s Chief Executive Officer. Prior to being named Chairman, Mr. Perry was Executive Vice Chairman from March 2008 to August 2009 and Vice Chairman from July 2007 to March 2008. Mr. Perry served as a Class III Director on the board of Trump Entertainment Resorts, Inc. from May 2005 until July 2007. From July 2005 to July 2007, Mr. Perry served as Chief Executive Officer and President of Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

Mr. Perry brings to our Board of Directors over thirty years of gaming industry experience as well as extensive executive management and leadership experience.

Barry F. Schwartz was appointed to our Board of Directors in May 2017. Mr. Schwartz has served as Emeritus Vice Chairman of MacAndrews & Forbes Incorporated, a diversified holding company, since July 2019. Mr. Schwartz was Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2015. Prior to that, Mr. Schwartz was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz was a director of Revlon, Inc. and Revlon Consumer Products Corporation from 2004 until 2023. Mr. Schwartz was formerly Vice Chairman and served as a member of the Board of Trustees of The City University of New York until 2020. He is Trustee Emeritus and former Chairman of the Board of Trustees at Kenyon College and formerly was a member of the Georgetown University Law Center Board of Visitors. Mr. Schwartz is a member of the Board of Directors of NYU Langone Medical Center. Mr. Schwartz served as a member of the Board of Directors of Scientific Games from 2003 until September 2020, where he served as a member of the Compliance Committee and Compensation Committee.

Mr. Schwartz brings to our Board of Directors extensive experience and knowledge in the areas of mergers and acquisitions, legal and compliance through his service as a senior executive in a large, diversified holding company.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Earl C. Shanks Age: 67 Director Since: 2017 Other Current Public Boards: Cognyte Software Ltd.	E. Scott Urdang Age: 74 Director Since: 2013

Earl C. Shanks was appointed to our Board of Directors in March 2017. Mr. Shanks served as Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, from November 2015 through May 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation from 2003 until 2012. Prior to that, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer, where he oversaw treasury, finance, real estate and tax. Mr. Shanks served as a director of Verint Systems Inc. from July 2012 until January 2021. Additionally, Mr. Shanks has served as a director of Cognyte Software Ltd. since January 2021 and Chairman since September 2023.

Mr. Shanks brings to our Board of Directors expertise and knowledge in the areas of accounting, finance, capital markets, tax, information technology and cybersecurity through his various executive management leadership roles as well as his significant public company service as a director.

E. Scott Urdang has served as a member of our Board of Directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, Chief Executive Officer and Chairman of Urdang Capital Management (now CenterSquare Investment Management, Inc.). CenterSquare Investment Management, Inc. is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987 and, at the time of his retirement, it had in excess of $5 billion under management. From 1984 to 1987, Mr. Urdang was a Partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has twenty (20) years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania.

Mr. Urdang brings to our Board of Directors extensive leadership experience in strategic planning, economics and finance as well as his comprehensive knowledge and proven record of success in the real estate industry as an investor, developer, entrepreneur and professor.

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominated directors.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

BOARD COMPOSITION

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of eight (8) members. Our bylaws provide that our Board of Directors will consist of a number of directors to be fixed exclusively by resolution of the Board of Directors.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, resignation or removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present. A director may be removed by the Board of Directors only for cause or by the shareholders only for cause and only by the vote of 75% of the votes cast by the holders of shares entitled to vote at a shareholder meeting.

DIRECTOR INDEPENDENCE

Our Board of Directors observes all applicable criteria for independence established by The Nasdaq Stock Market LLC (“Nasdaq”) and other governing laws and applicable regulations. No director will be deemed to be independent unless our Board of Directors determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee has determined that each of our directors, other than Mr. Carlino, is independent as defined under the corporate governance rules of Nasdaq and, with respect to the committees on which they serve, the applicable rules and regulations of the SEC and Nasdaq. None of our directors participated in any transactions, arrangements or relationships that would be required to be disclosed pursuant to SEC Regulation S-K, Item 404, and our Board did not consider any other transactions, arrangements or relationships.

BOARD LEADERSHIP STRUCTURE AND ITS ROLE IN RISK OVERSIGHT

Our Board of Directors has no policy with respect to the separation of the offices of CEO and Chairman of the Board of Directors (the “Chairman”). It is the Board’s view that rather than having a rigid policy, it, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our CEO also serves as the Chairman. Our Board believes this is appropriate because of the Chairman’s role in leading the Company and his long-standing track record of generating significant shareholder return for the companies for which he has served. Moreover, our Board believes that the Chairman’s substantial beneficial ownership of the Company’s equity has strongly aligned his interests with the interests of shareholders. Because we have selected to have Mr. Carlino serve in both the roles of Chairman and CEO, we have appointed Mr. Marshall to be our Lead Independent Director. As Lead Independent Director, Mr. Marshall’s responsibilities include:

●	consulting with the Chairman, as appropriate, regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting

●	scheduling, setting the agenda for and serving as chair of meetings of independent directors

●	serving as principal liaison between the independent directors and the Chairman and between the independent directors and the management team

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

●	becoming the acting Chairman until a new Chairman is selected, in the event of the death, incapacity, resignation or removal of the Chairman

●	ensuring availability for consultation and direct communications on behalf of the independent directors with major shareholders, as appropriate

Our Board of Directors plays an active role in the oversight of risks impacting our Company, and the management team is charged with managing such risks. Our Board of Directors works closely with the management team to ensure that integrity, security and accountability are integrated into our operations. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit and Compliance Committee oversees the management of financial risks and is tasked with focusing on, analyzing, and assessing steps taken by the management team to mitigate risks related to cybersecurity and, for that purpose, receiving reports from the management team regarding cybersecurity risks and countermeasures being undertaken or considered by the Company to prevent cyber incidents, detect unusual activity, and respond appropriately should an incident occur. The Nominating and Corporate Governance Committee is responsible for overseeing the risks associated with the Company’s policies relating to environmental sustainability and corporate responsibility as well as the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors is regularly informed regarding such risks through committee reports and otherwise.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established the following committees: the Audit and Compliance Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The composition of each Board committee satisfies the independence requirements and current standards of the SEC and the rules of Nasdaq (as applicable). Current copies of the charters for each of the current committees are available on our website, www.glpropinc.com, under the “Investors” section. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

2023 Committee Membership

Name	Audit and Compliance	Compensation	Nominating and Corporate Governance

Peter M. Carlino

JoAnne Epps(1)			●

Carol (“Lili”) Lynton			●

Joseph W. Marshall, III	Chair	●

James B. Perry		Chair

Barry F. Schwartz	●

Earl C. Shanks	●

E. Scott Urdang		●	Chair

Number of Committee Meetings Held in 2023	6	5	5

(1)	Ms. Epps passed away on September 19, 2023.

During 2023, the Board held 10 meetings. Each director attended 75% or more of the aggregate of all meetings held by our Board and the Board committees on which he or she served in 2023 and each director also attended last year’s Annual Meeting of Shareholders. Our Board of Directors generally expects its members to attend the Annual Meeting of Shareholders and we believe that all of our directors will attend this year’s Annual Meeting.

2024 Committee Refreshment

Name	Audit and Compliance	Compensation	Nominating and Corporate Governance

Peter M. Carlino

Debra Martin Chase(1)			●

Carol (“Lili”) Lynton	Chair	●

Joseph W. Marshall, III		●

James B. Perry		Chair	●

Barry F. Schwartz			Chair

Earl C. Shanks	●

E. Scott Urdang(2)	●

(1)	Ms. Chase was appointed to the Board of Directors and the Nominating and Corporate Governance Committee effective April 22, 2024.
(2)	Mr. Urdang served on the Nominating and Corporate Governance Committee until Ms. Chase’s appointment.

Audit and Compliance Committee

The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter and include, among other things, the following:

●	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes

●	to prepare the Audit and Compliance Committee report required by the SEC to be included in our annual proxy statement

●	to review and discuss with the management team and the independent registered public accounting firm our annual and quarterly financial statements

●	to review and discuss with the management team and the independent registered public accounting firm our earnings press releases

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

●

to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm

●	to review the qualifications, performance and independence of our independent registered public accounting firm

●

to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters

●	to discuss with the internal auditors any major issues as to the adequacy of the Company’s internal controls

●	to review and approve related person transactions that would be required to be disclosed in our SEC reports

●	to review the Company’s policies and guidelines to assess and manage risk, including cybersecurity risk, and to assess steps taken by the management team to mitigate exposure to risk

●	to review the Company’s Code of Business Conduct on an annual basis

●	to oversee the Company’s compliance program

●	to conduct an annual self-assessment and present the results to the Board through the Nominating and Corporate Governance Committee

Our current Audit and Compliance Committee is comprised of Carol “Lili” Lynton (Chair), Earl C. Shanks, and E. Scott Urdang. Ms. Lynton was appointed Chair of our Audit and Compliance Committee in 2024. Mr. Urdang was also appointed to the Committee in 2024. Our Board of Directors has determined that each member meets the heightened independence standards for service on the Audit and Compliance Committee and satisfies the financial literacy and other requirements for “audit committee” members under applicable Nasdaq rules and that each of Ms. Lynton, Mr. Shanks, and Mr. Urdang is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). The Audit and Compliance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Audit and Compliance Committee may deem appropriate in its sole discretion. The Audit and Compliance Committee Charter is available on the “Investors” section of our website, www.glpropinc.com. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

Compensation Committee

The duties and responsibilities of the Compensation Committee are set forth in its charter and include, among other things, the following:

●	to determine the compensation of our CEO and other named executive officers of the Company

●	to establish, review and evaluate, and amend, as necessary, employee compensation programs and policies and procedures for executive officers and employees generally

●	to review and approve any employment contracts, severance agreements or similar arrangements between the Company and any executive officer of the Company

●	to review and discuss with the management team the relationship between the Company’s policies and practices for compensating employees, risk-taking incentives and risk management

●	to review, monitor, and make recommendations concerning incentive compensation plans

●	to oversee shareholder engagement with respect to executive compensation matters

●	to recommend the compensation of directors

●	to conduct an annual self-assessment and present the results to the Board through the Nominating and Corporate Governance Committee

Our current Compensation Committee is comprised of James B. Perry (Chair), Carol “Lili” Lynton, and Joseph W. Marshall, III. Ms. Lynton was appointed to our Compensation Committee in 2024. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee Charter is available on the “Investors” section of our website, www.glpropinc.com. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Nominating and Corporate Governance Committee

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include, among other things, the following:

●

review the structure, composition, eligibility and size of the Board of Directors and its committees, including the suitability of candidates and current directors, and make recommendations to the Board of Directors based on its review and analysis

●

identify and recommend to our Board of Directors potential candidates, including any candidates recommended by our shareholders, for election to the Board of Directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between shareholder meetings

●

determine whether a candidate recommended for membership on the Company’s Audit and Compliance Committee is financially literate and meets the standards of “an audit committee financial expert” as defined by Nasdaq and the Securities Act

●

oversee and review the Company’s strategies, activities, policies and communications regarding sustainability, corporate responsibility, human capital management, leadership development, employee engagement and corporate culture, including diversity, equity and inclusion, and make recommendations to the Board regarding material guidelines, documents or policies, or any changes related thereto

●	oversee shareholder engagement with respect to matters relating to environmental sustainability, corporate responsibility and governance

●	review and assess succession planning

●	oversee the annual Board and committee self-assessment process and evaluation

●	recommend members for each committee of the Board of Directors

●

engage third parties, if and when the Committee deems appropriate, to identify potential director nominee candidates, which shall include instructing such parties of the criteria to be considered to ensure the Committee’s commitment to maintaining an appropriate balance of tenure, diversity, skills and experience on the Company’s Board

●	oversee the Company’s Corporate Governance policies

●	evaluate and make recommendations to the Board regarding shareholder proposals

Our current Nominating and Corporate Governance Committee is comprised of Barry F. Schwartz (Chair), Debra Martin Chase, and James B. Perry. Mr. Schwartz was appointed as Chair of our Nominating and Corporate Governance Committee in 2024. Ms. Chase and Mr. Perry were also appointed to the Committee in 2024. The Nominating and Corporate Governance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion. The Nominating and Corporate Governance Committee Charter is available on the “Investors” section of our website, www.glpropinc.com. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company or has or had any relationships requiring disclosure by the Company under applicable SEC rules requiring disclosure of certain relationships and related party transactions. None of our executive officers currently serve, or in 2023 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive both cash and equity compensation for service on our Board of Directors. The compensation of our non-employee directors is reviewed annually by the Compensation Committee with the assistance of the Compensation Committee’s independent compensation consultant, Ferguson Partners Consulting, L.P. Our Board’s compensation program for non-employee directors is designed to meet the following objectives:

●	to provide fair compensation to directors commensurate with the time commitments, responsibilities and strict gaming licensing requirements that must be maintained for service on our Board

●	to attract and retain experienced, highly qualified individuals to serve on our Board

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

●	to provide a compensation program that aligns the interest of directors with shareholders by providing a significant portion of annual compensation in the form of equity

Annual Review Process

The Compensation Committee assesses the non-employee director compensation program on an annual basis. With the assistance of the independent compensation consultant, the Compensation Committee recommends to our Board the form and amount of compensation to be paid for service as a non-employee director on our Board and its committees.

2023 Director Compensation

The Company paid director compensation in 2023 to each non-employee director as shown in the table below.

Schedule of Non-Employee Director Compensation for 2023

Annual Cash Retainer	$130,000

Annual Restricted Stock Award	Restricted Stock valued at $200,000

Committee Chair Retainer	$35,000 for the Audit and Compliance Committee

$25,000 for the Compensation Committee

$22,500 for the Nominating and Corporate Governance Committee

$25,000 for the Lead Independent Director

Committee Member Retainer	$20,000 for the Audit and Compliance Committee

$15,000 for the Compensation Committee

$15,000 for the Nominating and Corporate Governance Committee

The following table sets forth information on the compensation of all our non-employee directors for 2023:

	2023 Compensation(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards (#)(3)	Stock Awards ($)(3)	Total Compensation ($)

JoAnne A. Epps(4)	111,752	3,840	200,026	311,778

Carol (“Lili”) Lynton	145,000	3,840	200,026	345,026

Joseph W. Marshall, III	—	7,776	405,052	405,052

James B. Perry	155,000	3,840	200,026	355,026

Barry F. Schwartz	150,000	3,840	200,026	350,026

Earl C. Shanks	150,000	3,840	200,026	350,026

E. Scott Urdang	—	7,056	367,547	367,547

(1)	There are no unvested stock awards outstanding as of December 31, 2023.

(2)	Cash fees include annual board retainer and committee fees. Mr. Marshall and Mr. Urdang elected to receive their annual board retainer and committee fees in the form of restricted stock in 2023.

(3)	The amounts listed above are calculated based on the closing price on the day prior to grant date and vest on December 1st of the year of the grant.

(4)	The cash fee disclosed above has been prorated based on service at the time of her passing.

Director Stock Ownership Guidelines

Our Board of Directors believes that it is important for non-employee directors to have a financial stake in the Company such that their interests are more closely aligned with those of our shareholders. Accordingly, the Board has established stock ownership guidelines for our non-employee directors. Each non-employee director is expected to acquire, and continue to hold during the term of his or her service on the Board of Directors, equity with a value equal to five times the annual cash retainer. The deadline to satisfy these guidelines was the later of March 22, 2023 or the fifth anniversary of the applicable non-employee director’s appointment or election. As of December 31, 2023, all of our then-serving directors were in compliance with the ownership guidelines set forth above.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors believes it is important for shareholders and others to have a process to send communications to the Board. Shareholders who wish to communicate with directors should do so by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company’s Audit and Compliance Committee.

DIRECTOR NOMINATION PROCESS

Minimum Qualifications of Directors

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending eligible candidates for membership on our Board of Directors, including director nominees suggested by, among others, other Board members, the management team and shareholders. The Nominating and Corporate Governance Committee is also responsible for examining the composition of the Board of Directors to ensure that the current and anticipated future needs of the Board and the Company are being met. Our Nominating and Corporate Governance Committee may also retain professional search firms to identify candidates.

The Nominating and Corporate Governance Committee seeks to identify, as candidates for director, persons with gaming and/or real estate industry knowledge; senior management experience; diverse demographics (including gender, race, ethnicity and age); analytical ability; diversity of viewpoints; business acumen; strength of character; integrity; and mature judgment. The Nominating and Corporate Governance Committee’s focus on diversity is evidenced by its commitment to include qualified candidates who identify as women and as underrepresented minorities in board candidate searches, including any searches conducted by third-party consultants. The Nominating and Corporate Governance Committee will also consider the following (among other considerations set forth in the Company’s Corporate Governance Guidelines):

●	a candidate’s background and skills, including financial literacy, independence, and the contribution he or she would make in connection with the Company’s business strategy

●	a candidate’s ability to meet the suitability requirements of all applicable regulatory authorities

●	a candidate’s ability to represent the interests of the shareholders

●	a candidate’s ability to work constructively with the Company’s management team and other directors

●	a candidate’s availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties

●

changes to a candidate’s affiliations that could create potential conflicts of interest or result in the candidate not being able to serve in a manner that is consistent with the Company’s policies and/or values

The Nominating and Corporate Governance Committee Charter and the Corporate Governance Guidelines are made available on the “Investors” section of our website, www.glpropinc.com. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

Commitment to Board Diversity

The Board of Directors is focused on ensuring that it is composed of individuals with an appropriate balance of diverse backgrounds, experiences, skill sets, perspectives, demographics (including gender, race, ethnicity and age), tenure, analytical ability and viewpoints. The Board confirms that the Company’s policy of non-discrimination and inclusiveness applies in the selection of its directors. The Board believes that Board diversity is critical to thoroughly assess risk, anticipate challenges and scrutinize the complex and dynamic issues that impact the Company and its industry, its shareholders, stakeholders and the broader society. The current Nominating and Corporate Governance Committee Charter outlines the characteristics and qualifications sought by the Nominating and Corporate Governance Committee when considering potential director candidates, and includes, among other things, its commitment to diversity (including, gender, race, ethnicity and age).

The Nominating and Corporate Governance Committee’s view on the topic of diversity is multifaceted and aligned with our Board of Directors. Creating a board of diverse, but also complementary, individuals requires the Nominating and Corporate Governance Committee to balance each factor through a holistic approach. Such an approach enables the Nominating and Corporate Governance Committee to identify and recommend, for the selection by a majority of the Board, the best director candidates.

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Shareholder Nominations of Directors and Other Business

Shareholders who (a) are not “Unsuitable Persons,” as that term is defined in our charter, (b) have beneficially owned at least 1% of the Company’s common stock for a continuous period of not less than 12 months before making such recommendation and (c) are entitled to vote at the Annual Meeting, may submit director nominations and proposals for other business for consideration by the Board of Directors and the Nominating and Corporate Governance Committee, as applicable, to be raised from the “floor” at our Annual Meeting, provided that such recommendations comply with the notice requirements under the Company’s Second Amended and Restated Bylaws and are timely received by the Secretary of the Company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days and not more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

The Company’s Second Amended and Restated Bylaws were amended in December 2023 to reflect certain procedural requirements related to proxy access and the SEC’s recently adopted “universal proxy” rules, as well as certain technical, conforming and clarifying changes in connection therewith, which are reflected below. The requirements set forth in this section do not relate to shareholder proposals intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Advance Notice Provisions and Universal Proxy Rules

With respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, all notices must include the following information as further outlined in our Second Amended and Restated Bylaws and must comply with all applicable requirements under Rule 14a-19 under the Exchange Act:

●	the name and address of such shareholder, as they appear on the Company’s books, the telephone number of such shareholder, and the name, address and telephone number of such beneficial owner, if any

●

a statement or SEC filing from the record holder of the shares, derivative instruments or other interests verifying the holdings of the beneficial owner and indicating the length of time the shares, derivative instruments or other interests have been held by such beneficial owner and any other information and representations relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act (or any successor provision) and the rules and regulations promulgated thereunder, including, but not limited to, voting arrangements, rights to dividends or performance related fees associated with any securities held, material legal proceedings involving the Company, its directors, officers or affiliates, and any material interest in any material contract or agreement with the Company, its affiliates or any principal competitors

●	a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting

●

a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of the Company’s next annual meeting of shareholders

●

a (a) completed and signed directors’ and officers’ questionnaire, (b) multi-jurisdictional personal history disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by such shareholder and beneficial owner, and (c) such additional information, certificates, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such shareholder or beneficial owner is an Unsuitable Person (as set forth in the Company’s charter)

●

a representation as to whether the shareholder, proposed nominee or any Shareholder Associated Person intends to engage in a solicitation in support of director nominees other than the Board’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act (and if so, (a) including a statement that any such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Board’s nominees), and, if so, (b) confirming the names of the participants (as defined in Item 4 of Schedule 14A under the Exchange Act) in the solicitation. The term “Shareholder Associated Person” means any person acting in concert with such shareholder or another Shareholder Associated Person or who is otherwise a participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in the solicitation

Any notice pertaining to a shareholder recommendation for nomination for election or re-election as a director, must also include the following information:

●

all information and representations relating to the recommended nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated

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thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected)

●

a description in reasonable detail of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant

●

a description in reasonable detail of all other material relationships between the proposed nominee and the recommending shareholder and the beneficial owner, if any, including any agreements, arrangements and understandings between the recommending shareholder and the beneficial owner, if any, and the recommended nominee regarding the nomination

●

a description in reasonable detail of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions (if applicable) and any other persons with special interests regarding the Company

●

a (a) completed and signed directors’ and officers’ questionnaire, (b) multi-jurisdictional personal history disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by the recommended nominee, and (c) such additional information, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such nominee is an Unsuitable Person

●

the written representation and agreement (in the form provided by the Secretary upon written request) of the recommended nominee that he or she (a) is not and will not become a party to a voting commitment that has not been disclosed to the Company or that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any compensation arrangement with any person or entity in connection with service or action as a director that has not been disclosed, (c) in such person’s individual capacity, and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance and other policies and guidelines of the Company, (d) currently intends to serve as a director for the full term for which he or she is standing for election and will notify the Company simultaneously with the notification to the shareholder of his or her actual or potential unwillingness or inability to serve as a director, and (e) does not need any permission or consent from any third party to serve as a director of the Company, if elected, that has not been obtained, including any employer or any other board or governing body on which he or she serves, attaching copies of any and all requisite permissions or consents

●

a certificate executed by the shareholder certifying that such shareholder will (a) comply with Rule 14a-19 promulgated under the Exchange Act in connection with such shareholder’s solicitation of proxies in support of any proposed nominee, (b) notify the Company as promptly as practicable of any determination by the shareholder to no longer solicit proxies for the election of any proposed nominee as a director at the meeting, and (c) furnish such other or additional information as the Company may request for the purpose of determining whether the requirements set forth in Section 7.04 of the Second Amended and Restated Bylaws have been complied with and of the evaluation of any nomination or other business described in the shareholder’s notice

Any notice as to any business other than a recommendation for nomination of a director or directors that the shareholder proposes to bring before an annual meeting of shareholders, must also set forth (a) a brief description of the business desired to be brought before such meeting, the reasons for conducting such business at the annual meeting of shareholders and any material interest of such shareholder and beneficial owner, if any, in such business, (b) a description in reasonable detail of all contracts, arrangements, understandings and relationships between such shareholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such shareholder, and (c) the text of the proposal or business (including the text of any resolutions proposed for consideration).

A shareholder proposing a proposed nominee shall have no right to (a) nominate a number of proposed nominees that exceed the number of directors to be elected at the meeting or (b) substitute or replace any proposed nominee unless such substitute or replacement is nominated in accordance with the advance notice provisions described above and as more fully set forth in the Second Amended and Restated Bylaws (including the timely provision of all information and representations with respect to such substitute or replacement proposed nominee in accordance with the deadlines set forth in such advance notice provisions). If the Company provides notice to a shareholder that the number of proposed nominees proposed by such shareholder exceeds the number of directors to be elected at a meeting, the shareholder must provide written notice to the Company within five (5) business days stating the names of the proposed nominees that have been withdrawn so that the number of proposed nominees proposed by

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such shareholder no longer exceeds the number of directors to be elected at a meeting. If any individual who is nominated in accordance with the advance notice provisions becomes unwilling or unable to serve on the Board, then the nomination with respect to such individual shall no longer be valid and no votes may validly be cast for such individual.

A shareholder shall also comply with all applicable requirements of state and federal law, including, without limitation, the requirements of Rule 14a-19 under the Exchange Act, with respect to the matters set forth in the advance notice provisions. Without limiting the generality of the foregoing, and in addition to the other requirements in the Second Amended and Restated Bylaws, unless otherwise required by law, if any shareholder, proposed nominee or shareholder associated person provides notice pursuant to Rule 14a-19(b) under the Exchange Act or includes the information and certification required by Rule 14a-19 under the Exchange Act or any other rules and regulations thereunder and subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the Company shall disregard any proxies or votes solicited for the proposed nominees. Upon request by the Company, if a shareholder or shareholder associated person provides notice pursuant to Rule 14a-19(b), under the Exchange Act, such shareholder or shareholder associated person shall deliver to the Company, no later than five (5) business days prior to the applicable meeting of shareholders, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

Proxy Access

The Company’s Second Amended and Restated Bylaws, as amended in December 2023, also permit a shareholder (or a group of up to twenty (20) shareholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate director candidates constituting up to the greater of, subject to certain exceptions set forth in the Second Amended and Restated Bylaws, two or 20% of the number of directors in office as of the last day on which a notice may be delivered, for inclusion in the Company’s proxy materials for election at any annual meeting of the shareholders, provided that such nominations comply with the notice requirements under the Company’s Second Amended and Restated Bylaws and are timely received by the Secretary of the Company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 and not more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

The Company shall include in its proxy statement for the annual meeting (a) the name of the proxy access shareholder nominee, (b) the information concerning the proxy access shareholder nominee and the eligible shareholder that is required to be disclosed pursuant to the Exchange Act, and the rules and regulations promulgated thereunder, and (c) if the eligible shareholder so elects, a written statement of the eligible shareholder or group, not to exceed 500 words, in support of each proxy access shareholder nominee, which must be provided at the same time as the proxy access nomination notice; provided, that the Company may omit from its proxy materials any information or supporting statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, proxy access provisions in the Second Amended and Restated Bylaws do not limit the Company’s ability to solicit against and include in its proxy statement its own statements relating to any proxy access shareholder nominee.

With respect to the eligible shareholder giving the notice, all notices must include the following information as further outlined in the Company’s Second Amended and Restated Bylaws:

●

one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of the date the notice is delivered to or received by the Company, the eligible shareholder owns, and has owned continuously for the preceding three years, the required shares, and the eligible shareholder’s agreement to provide: (a) within five (5) days after the record date for the meeting, written statements from the record holder and intermediaries verifying the eligible shareholder’s continuous ownership of the required shares through the record date, and (b) immediate notice if the eligible shareholder ceases to own any of the required shares prior to the date of the applicable annual meeting of shareholders

●

the eligible shareholder’s representation and agreement that the eligible shareholder (including each member of any group of shareholders that together is an eligible shareholder) intends to continue to satisfy the eligibility requirements through the date of the annual meeting

●

the written consent of each proxy access shareholder nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, together with the information and representations that would be required to be set forth in, or accompanied with, a shareholder’s notice of a nomination pursuant to the advance notice provisions, and any additional information that may be requested by the Board pursuant to the advance notice provisions as is necessary for the Board to

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determine if (a) the proxy access shareholder nominee is an independent director and (b) the proxy access shareholder nominee is eligible to be found suitable or licensed or otherwise qualified by the applicable gaming and regulatory authorities for the jurisdictions in which the Company operates

●	a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act, as such rule may be amended

●

a representation that the eligible shareholder, including each member of any group of shareholders that together is an eligible shareholder, (a) acquired the required shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have such intent, (b) has not nominated and will not nominate for election to the Board at the annual meeting of shareholders any person other than the proxy access shareholder nominee(s) being nominated, (c) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its proxy access shareholder nominee or a nominee of the Board, (d) will not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the Company, and (e) in the case of a nomination by a group of shareholders that together is an eligible shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination

●

an undertaking that the eligible shareholder agrees to (a) assume all liability stemming from any legal or regulatory violation arising out of the eligible shareholder’s communications with the shareholders of the Company or out of the information that the eligible shareholder provided to the Company, (b) indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the eligible shareholder in connection with its efforts to elect the proxy access shareholder nominee, (c) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, and (d) provide to the Company prior to the annual meeting such additional information as deemed necessary by the Company to comply with the foregoing

The Company shall not be required to include any proxy access shareholder nominees in its proxy materials for any meeting of shareholders (a) for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the board of directors pursuant to the advance notice provisions and such shareholder does not expressly elect at the time of providing the notice to have its nominee included in the Company’s proxy materials pursuant to the proxy access notice provisions, (b) if the eligible shareholder who has nominated such proxy access shareholder nominee (or any member of any group of shareholders that together is such eligible shareholder) has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its proxy access shareholder nominee(s) or a nominee of the board of directors, (c) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of shareholders other than a nominee of the Board, (d) who is not an independent director, as determined by the Board, (e) whose election as a member of the Board would cause the Company to be in violation of the Second Amended and Restated Bylaws, the Amended and Restated Articles of Incorporation, the listing standards of the principal exchange upon which the Company’s capital stock is traded, or any applicable law, rule or regulation, (f) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (g) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (h) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act, (i) who is an Unsuitable Person or is otherwise barred or suspended by the applicable gaming and regulatory authorities for the jurisdictions in which the Company operates, (j) if such proxy access shareholder nominee or the applicable eligible shareholder shall have provided information to the Company in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading, as determined by the board of directors, or (k) if the eligible shareholder or applicable proxy access shareholder nominee otherwise contravenes any of the agreements or representations made by such eligible shareholder or proxy access shareholder nominee or fails to comply with its obligations pursuant to the proxy access provisions.

The Board or the person presiding at the annual meeting of shareholders shall declare a nomination by an eligible shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Company, if (a) the information provided pursuant to the proxy access provisions to the Company by such individual or by the eligible shareholder (or any member of any group of shareholders that together is such eligible shareholder) who nominated such individual was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in

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light of the circumstances under which they were made, not misleading, (b) such individual, or the eligible shareholder (or any member of any group of shareholders that together is such eligible shareholder) who nominated such individual, shall have breached or failed to comply with its agreements, representations undertakings and/or obligations pursuant to the Second Amended and Restated Bylaws, or (c) the eligible shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to the proxy access provisions.

The eligible shareholder (including any person who owns shares of capital stock of the Company that constitute part of the eligible shareholder’s ownership) shall file with the SEC any solicitation or other communication with the Company’s shareholders relating to the meeting at which the proxy access shareholder nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for the Company’s executive compensation program. For purposes of the following Compensation Discussion and Analysis (“CD&A”), the terms “Committee” or “we” or “our” refer to the Compensation Committee of the Board.

The following CD&A describes our compensation philosophy, objectives and policies and how each is reflected in the compensation program for our NEOs. Our NEOs for 2023 were:

Name	Title

Peter M. Carlino	Chairman, Chief Executive Officer and President

Brandon J. Moore	Chief Operating Officer, General Counsel and Secretary

Desiree A. Burke	Chief Financial Officer and Treasurer

Matthew J. Demchyk	Senior Vice President and Chief Investment Officer

Steven L. Ladany	Senior Vice President and Chief Development Officer

Executive Compensation Reference Guide

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Executive Summary

GLPI is the most geographically diversified owner of gaming assets in the country and the nation’s first REIT focused on acquiring, owning and leasing real property assets to gaming operators under long-term net lease arrangements. The unique nature of the Company’s business model requires our management team to have a specialized skill set with knowledge and expertise in both the gaming and real estate industries. Acquiring gaming assets in leases structured to cover, in some instances, more than fifty (50) years requires an in-depth understanding of the underlying business, the competitive landscape and the market in which the target operates. The Committee is committed to designing and maintaining an executive compensation program that attracts and retains top executive talent with the necessary experience in, and understanding of, gaming assets while recognizing that the overall construct of the compensation program reflects the Company’s operation as a publicly traded triple-net REIT.

Our diversified geographic footprint spans 19 states in the United States, with a portfolio that has grown from 21 properties as of December 31, 2013, to 62 properties as of March 31, 2024, including nearly $11 billion in transactions since our inception in 2013.

Property Growth Our portfolio has grown from 21 properties in 2013 to 62 properties in 2024	Square Footage Expanded total square-footage from 7M to 29M from 2013 to 2024	Hotel Rooms The number of hotel rooms increased from 2,792 in 2013 to 14,940 in 2024	Acreage Total amount of acres rose from 3,245 acres to 6,252 acres from 2013 to 2024

Diversity and Stability

Geographic and Tenant Diversification	Structural Stability
High quality real estate spanning across 19 states with 8 first-class tenants	90% of properties in cross-collateralized master leases with remaining lease terms, including renewals, in excess of 20 years

Value-Added Transaction Activity	Tenant Stability
$760M in acquisitions closed in 2023	88% of rent comes from publicly traded gaming companies (PENN, CZR, BYD and BALY)

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2023 Performance Highlights

An uncertain macroeconomic environment defined 2023 with stress in the financial sector, rising interest rates, continued high inflation and global conflicts. Notwithstanding those headwinds, the Company had another active and productive year marked by strong operating results, accretive transactions and increased dividends as we continue to leverage our deep knowledge of the gaming sector to drive long-term growth, while actively managing our tenant relationships, financing activities and capital structure. The successful execution of our strategy and business plan continues to deliver consistent, long-term value creation for our shareholders.

Strong Financial Results

Market-Leading Long-Term Shareholder Value Creation

+39.95%	$0.73
Three-Year TSR (82nd percentile of the net-lease peer group)	Quarterly dividend as of Q4 2023 (+21.7% since Q4 2020)

	Significant 2023 Achievements	Consistent with

✓	Completed previously announced acquisitions of the real property assets of Bally’s Tiverton Casino & Hotel and Bally’s Hard Rock Hotel & Casino Biloxi	Our commitment to drive accretive growth through acquisitions

✓	Entered into a new master lease with PENN Entertainment, Inc. with fixed rent and escalation	Adding strength and stability by reducing volatility in rental income and eliminating two single-property leases

✓	Entered into a binding term sheet with Athletics Holdings LLC and Bally’s Corporation providing for the construction of a new Major League Baseball stadium for the Athletics and a new casino resort at the existing Tropicana Las Vegas location	Our business plan to monetize the Tropicana Las Vegas assets acquired from PENN Entertainment, Inc. during the COVID-19 pandemic

✓	Completed the acquisition of the land associated with the new Hard Rock Casino development in Rockford, Illinois	Our commitment to drive accretive growth through acquisitions

✓	Provided a construction loan for the development of the real property improvements at the Hard Rock Casino site in Rockford, Illinois	Our goal to leverage our gaming and development expertise to drive accretive growth

✓	Completed the landside development of The Queen Baton Rouge	Our goal to leverage our gaming and development expertise to drive accretive growth

✓	Completed third-party property condition assessments at each of the properties in our portfolio, including climate risk assessments	Our commitment to corporate responsibility

✓	Achieved 100% tenant participation in a utility data tracking platform (provided free of charge to our tenants) to enable collection and disclosure of utility usage	Our commitment to corporate responsibility

✓	Expanded local and national community outreach and charitable giving efforts	Our commitment to corporate responsibility

✓	Net leverage of 4.8x on December 31, 2023	Our commitment to maintain a strong balance sheet

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Executive Compensation Core Elements

The core elements of our overall 2023 executive compensation program are outlined below, with details discussed more fully throughout CD&A:

●	Ensured a compensation structure focused on achieving Company goals, including the following 2023 highlights:

—	90% of cash bonus tied to pre-established goals
—	Incorporated objective corporate responsibility performance goals into our annual cash bonus program

●	Rigorous performance goals for both our annual performance cash bonus program and performance-based equity awards:

—	Maximum payout under the cash bonus program requires out-performance across multiple metrics
—	Maximum payout for the performance-based equity awards requires top quartile relative TSR performance over a three-year period
—	Performance-based equity award payout capped at target if absolute TSR is negative over the performance period

●	Over 60% of the pay opportunity of our NEOs is variable, performance-based compensation contingent upon the achievement of predetermined performance criteria designed to drive shareholder value:

—	Approximately 64% of the value of our CEO’s and other NEOs’ equity awards are at-risk and contingent upon the Company achieving rigorous TSR hurdles over a three-year performance period

These two components of “at risk” compensation represent a significant portion of the management team’s total compensation opportunity:

(1)	Service-Based Equity Award(s) includes the value of the long-term fixed equity awards subject to continued employment.

(2)	Performance-Based Equity Awards(“at-risk”) Compensation includes the target annual performance cash awards and the target value of the long-term performance-based equity awards.

●

In lieu of employment agreements, we adopted the Executive Change in Control and Severance Plan in 2019 to provide certain of the members of the Company’s management team with compensation and benefits in the event of certain termination events. The Executive Change in Control and Severance Plan is more fully described under Certain Relationships and Related Person Transactions in this Proxy Statement.

In addition, we are committed to strong corporate governance as evidenced by the following:

●	Stock ownership guidelines for our executive officers and non-employee directors
●	Anti-hedging policy that prohibits trading in puts, calls, options or other derivative instruments derived from the value of the Company’s stock
●	Double trigger vesting acceleration of incentive equity awards upon a change of control
●	No agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions
●

Enhanced commitment to corporate responsibility initiatives and diversity through formalized oversight by the Nominating and Corporate Governance Committee and a commitment to include women and underrepresented minorities in each new director candidate search

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●

Engagement with our shareholders to discuss our compensation program, which has resulted in numerous changes over the past several years. In addition, during 2023, the Company’s outreach efforts included more than 300 contacts with investors. See “Shareholder Outreach” below for more information.

Shareholder Outreach

Our Board and the management team recognize the importance of ongoing engagement with our shareholders to enable us to understand and respond to shareholder concerns. The composition of the Company’s shareholder base has changed dramatically since its spin-off from PENN in 2013 from predominately gaming investors to largely REIT and index-oriented institutional investors. In response to our evolving shareholder base and feedback received, the Company has made meaningful changes to its corporate governance structure, compensation programs and corporate responsibility initiatives.

Throughout the year, members of the management team engaged in routine and off-cycle investor outreach with the corporate governance teams of our top 20 shareholders as well as significant shareholders that either withheld votes or voted against the recommendations of the Board. The Board believes that it is important to understand the reasons why shareholders choose not to support certain of the Board’s recommendations and to discuss the Company’s governance structure and initiatives shareholders would like the Board to consider in the upcoming year.

Through these outreach efforts, the Board and the management team gained a valuable understanding of the perspectives and concerns of each investor. The Board and the management team carefully consider shareholder feedback, as well as the results from our most recent shareholder advisory vote on executive compensation, when reviewing our corporate governance and executive compensation programs.

At the Company’s 2023 Annual Meeting of Shareholders, the majority of our shareholders (94% of shares voted) supported our shareholder advisory vote on executive compensation.

Compensation Philosophy and Objectives

We adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business in an increasingly competitive operating environment. To this end, the Company provides a compensation and benefits program designed to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value, while carefully considering the impact of the Company’s actions on all stakeholders. The Company’s program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.

In order to achieve our stated compensation philosophy, our compensation program is guided by the following objectives:

●

offer a competitive and balanced compensation program to compensate executives for the unique experience required in their roles, taking into consideration the total compensation opportunity offered by our peer companies

●	utilize a mix of fixed and performance-based compensation designed to closely align the interests of the management team with those of the Company’s shareholders

●	utilize rigorous performance-based metrics aligned with key strategic objectives that support long-term shareholder value

Annual Review and Approval Process

Role of the Compensation Committee

The Committee annually reviews and approves the executive compensation packages for our CEO and each of the other executive officers as well as confirms and approves performance-based awards earned for the most recently completed year. In establishing compensation packages, the Committee considers numerous factors and data, including:

●	the experience necessary to identify and solve the significant tax, accounting, legal and regulatory complexities inherent in the types of transactions pursued by the Company

●	current best practices and market trends related to compensation structure

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

●	the compensation packages, structure and performance goals of our REIT peers, supplemented with gaming companies with whom we compete for talent and assets

●	the dividend payout for the previous fiscal year and projected dividends for the current year

●	the ability to negotiate definitive acquisition agreements for properties that will be accretive to the Company’s AFFO and dividend

●	the Company’s performance relative to its REIT peers

●	the ability to satisfy state gaming licensing requirements

●	the individual performance of the executives and their total compensation relative to executive peers

●	a breakdown of the various components of each executive officer’s compensation package

●	perquisites and other benefits, if any, offered to each executive

●	the performance of previous performance-based equity incentive awards

The Committee reviews this information with its independent compensation consultant and certain executives to revise or confirm the compensation packages for each executive officer. One of our goals is to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value and protect the interests of our stakeholders. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary to ensure that management incentives continue to be aligned with shareholders.

Role of Management

The Company’s CEO works closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the management team. While the Committee values the judgment and input from the CEO and considers his recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each member of the management team.

Role of Compensation Consultant

We retained Ferguson Partners Consulting L.P. (“FPC”) to advise us on compensation-related matters in 2023. We selected FPC because of its experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of the management team and shareholders while being competitive. FPC coordinated with the Committee to develop a peer group for use in structuring the Company’s executive compensation program. We review the peer group with FPC annually to ensure that it provides an accurate representation of the Company’s structure and operations. A description of the process and rationale utilized for selecting our 2023 executive compensation peer group is described below.

FPC reviewed the current compensation of each executive officer on several levels, including consideration of (a) cash versus equity-based incentive awards, (b) fixed versus variable compensation, (c) service-based vesting versus performance-based vesting, and (d) short-term awards versus long-term incentive awards. In addition, FPC provided the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as current compensation “best practices” and trends in the REIT and gaming industries. Based on all of the available information and discussions with the CEO, FPC provided the Committee with its recommendation as to the appropriate compensation of each executive officer or confirmed for the Committee that the suggested compensation packages were reasonable.

The Committee determined that no conflict of interest existed during 2023 between FPC and the Company (including the Company’s Board of Directors and the Company’s management team) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FPC nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2023.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Executive Compensation Peer Group

Each year, the Committee reviews the executive compensation peer group to ensure the appropriateness of each peer company, as well as the peer group in totality, based on the following:

GLPI Business Factors Used to Assess Peer Group Selection

Exclusively focused on the acquisition and development of gaming assets

Acquiring gaming assets from taxable corporations includes complex tax, accounting, legal and regulatory issues

Requiring executives that possess knowledge and expertise in both real estate and gaming operations to balance our strategic initiatives with our structure

Competing for talent and assets with not only REITs, but with companies in the highly competitive gaming industry

Based on this assessment, the Committee determined that the Company’s competitors consist of two groups of companies (i) companies with whom we compete for investors, capital and gaming assets – gaming REITs and triple-net lease REITs, and (ii) companies with whom we compete with for talent and gaming assets – gaming REITs and gaming operators. Accordingly, we reviewed our executive compensation peer group based on the following selection criteria:

●	Size – companies with implied market capitalization or total capitalization ranging from 0.3x to 3.0x that of the Company

●

Net Lease REITs – Primarily include REITs with revenues predominately derived from net leases or triple-net leases that are comparable to the Company in terms of the knowledge and skills required by the executive team to effectively evaluate opportunities and structure leases

●

Gaming Expertise – Include a limited number of gaming companies with whom the Company competes for talent and assets and have the knowledge to navigate the highly regulated and complex gaming industry (represents 33% of our executive compensation group)

Applying these criteria, FPC recommended, and the Committee approved, the following peer group in 2023(1):

Net Lease REITs	Gaming Companies
Alexandria Real Estate Equities, Inc.	Boyd Gaming Corporation
EPR Properties	Caesars Entertainment Inc.
Healthpeak Properties, Inc.	MGM Resorts International
Medical Properties Trust Inc.	PENN Entertainment Inc.
NNN REIT, Inc.(2)	Wynn Resorts, Limited
Omega Healthcare Investors, Inc.
Realty Income Corporation
VICI Properties Inc.
W. P. Carey Inc.
Welltower Inc.

(1)

In 2023, Hudson Pacific Properties, Inc., Spirit Realty Capital, Inc. and STORE Capital Corporation were removed from the peer group and Healthpeak Properties, Inc. was identified as a suitable addition to the peer group based on the selection criteria above.

(2)	National Retail Properties, Inc. changed its name to NNN REIT, Inc. effective May 1, 2023.

The majority of these peer companies share some, but not all, aspects of the Company’s business model given the unique nature of our business. While each peer is not entirely comparable to the Company, we believe on a blended basis our current peer group provides the most accurate representation of the Company’s operations and is appropriate particularly given that:

●	the peer group is over-weighted toward net lease REITs (represents two-thirds of the peer group)

●	our implied equity market capitalization and total enterprise value were above the median of the peer group

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

In establishing the 2023 compensation program, the Committee utilized peer group compensation data to understand the Company’s pay levels and structure as compared to the market. Although the Committee does not target a certain percentile of compensation, we believe it is important to understand the competitive landscape to effectively assess each executive officer’s total compensation opportunity, pay mix and governance practices. We strive to ensure that our compensation program and opportunities remain equitable and competitive, while also considering other factors such as overall market trends, shareholder feedback, internal equity and Company performance.

Risk Assessment

In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually. Annual incentive pay is focused on the achievement of certain specific overall financial performance goals and is determined using multiple criteria with established maximum payouts. The other major component of our executive officers’ compensation is long-term incentives provided through the award of restricted stock, which we believe is important to help further align executives’ interests with those of our shareholders and other stakeholders. We believe that these cash and incentive awards, especially when combined with the stock ownership requirements and compensation clawback policy, described in this Proxy Statement under the heading Other Compensation Policies, appropriately balance risk, payment for performance and alignment of executive compensation with the interests of shareholders and other stakeholders without encouraging unnecessary or excessive risk taking.

Overview of 2023 Compensation

Elements of Compensation

The 2023 compensation program was heavily weighted toward performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and service-based vesting versus performance-based vesting of equity incentive awards was designed to ensure that the management team was, and remained, appropriately incentivized across a number of different business and economic environments. In addition, our program included both internal performance measures as well as external performance metrics to ensure that our executives were focused on the Company’s goals as well as its position in the market. The following is a summary of the key elements (with a more detailed description of each element provided below):

Component	Description	Objective	Strategic Rationale

Base Salary	Fixed cash compensation	Provide competitive fixed compensation considering the job responsibilities, individual performance, skills and experience	Designed to attract and retain executives with the experience and skills necessary to implement the Company’s growth strategy

Annual Performance Cash Awards	Cash compensation with 90% tied to achievement of pre-determined performance goals and 10% tied to qualitative performance	Provide variable incentives targeting specific annual goals for the year based on prior year results and specific strategic objectives	Motivates the achievement of short-term corporate objectives that are aligned with our annual budget and business plan and aligns executive and shareholder interests

Long-Term Fixed Equity Awards	Annual equity awards with time-based vesting equally over a three-year period	Supplement fixed compensation with long-term vesting to enhance retention and encourage long-term growth by subjecting recipients to the same market fluctuations as shareholders	Aligns executive and shareholder interests and rewards long-term stock performance

Long-Term Performance-Based Equity Awards	Annual equity award with three-year cliff vesting based on TSR measured against the US MSCI Index and triple-net REIT peers	Provide a significant portion of total potential compensation tied to superior long-term stock performance	Aligns executive and shareholder interests and rewards long-term stock performance with no payout for under-performance and capped payouts during periods of negative absolute TSR

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Base Salary

The base salaries of our executives are designed to compensate them for services rendered during the fiscal year and, consistent with our pay for performance philosophy, executives receive a significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company’s peer group, we set salaries that are competitive with our peers so that the Company can attract and retain high-performing executives, including certain executives with experience in the gaming industry. In addition, we recognize that it is critical that executives have the experience necessary to identify and resolve the complex tax, accounting, legal and regulatory issues inherent in the type of transactions engaged in by the Company. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities; tenure with the Company; individual contributions; value to the Company; and the overall reasonableness of an executive’s compensation.

Set forth below are the 2023 base salaries for each of the NEOs, which included promotional adjustments for Mr. Moore in recognition of his promotion to Chief Operating Officer and Ms. Burke upon her promotion to Chief Financial Officer.

Executive	2023 Salary	Change

Chairman, Chief Executive Officer and President	$1,808,468	No Change Since 2012

Chief Operating Officer, General Counsel and Secretary	$600,000	$100,000 increase

Chief Financial Officer and Treasurer	$525,000	$95,000 increase

Senior Vice President and Chief Investment Officer	$430,000	$10,000 increase

Senior Vice President and Chief Development Officer	$430,000	$40,000 increase

Annual Performance Cash Awards

For 2023, the Committee adopted an annual cash bonus program designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives and near-term strategic priorities. These goals are critical to our long-term success and are designed to be challenging and rigorous to ensure that we remain focused on sustained growth and our overall business strategy. Additionally, the Committee also considered best practices and governance standards in designing our cash bonus program.

The annual cash bonus program has historically been based on the achievement of a number of specific performance criteria focused on the Company’s annual strategic goals and business plan, including specific AFFO and dividend targets. The performance assessment for 2023 was based on the following structure:

Metric and Rationale for Inclusion	Weighting	Threshold	Target	Maximum	Actual

AFFO Growth(1) Motivates management to responsibly deploy capital as measured by a frequently used REIT earnings metric	35%	$3.55 per share	$3.61 per share	$3.67 per share	$3.69 per share

Dividend Growth(2) Encourages management to focus on profitability and effectively increasing shareholder cash distributions	35%	N/A	$2.84 per share	$2.88 per share	$2.92 per share

Achievement of Company Objectives(3) Rewards management for the achievement of key priorities, including corporate responsibilities, balance sheet management and other relevant factors	20%	5	7	9	9

Qualitative/Individual Represents indicators of the executive’s success in fulfilling his or her responsibilities and in executing the business plan	10%	Compensation Committee’s Assessment—See Below

(1)

AFFO per diluted share and unit is a non-GAAP financial measure. For a definition and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, see our earnings release furnished as Exhibit 99.1 to our Current Report on Form 8-K furnished on February 28, 2024. AFFO per share is presented on a fully diluted basis assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests.

(2)	Based on per share dividends announced as of fourth quarter 2023 on an annualized basis.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

(3)

Based on the achievement of: (a) Corporate Responsibilities: (i) complete property inspections for a minimum number of our properties, including climate change assessments (Achieved), and (ii) contribute to a certain number of local and national charitable organizations (Achieved); (b) Balance Sheet Management: (i) Net Debt to Adjusted EBITDA at or less than 5.50x (Achieved),and (ii) variable rate debt at year-end to not exceed 15% (Achieved); (c) Growth Initiatives: (i) enter into definitive agreements to participate in a greenfield development project (Achieved), and (ii) enter into definitive agreement(s) that will add at least a target amount in additional revenue (NOT Achieved); (d) Other Strategic Objectives: (i) expand relationships by adding at least one new partner or tenant (Achieved), and (ii) a strategic initiative that remains confidential (Achieved); and (e) Shareholder Engagement: (i) increase number of REIT analyst coverage (Achieved), and (ii) engage in at least 300 contacts with current and potential shareholders (Achieved).

In establishing performance metrics and targets for our annual cash bonus program, the Committee takes into consideration (i) strategic objectives for the year, (ii) our business plan, (iii) prior-year results, and (iv) growth expectations. Performance metric targets are intended to be challenging but achievable with maximum payouts only earned for exceptional performance. The Committee also takes into consideration more qualitative/individual factors to reward executives for non-financial achievements that are critical to the growth and success of our Company in the long-term.

We set the ranges of bonuses payable pursuant to the cash bonus measure for each executive as a percentage of annual base salary, as set forth below. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Executive	Threshold	Target	Maximum

Chairman, Chief Executive Officer and President	50%	100%	200%

Chief Operating Officer, General Counsel and Secretary	37.5%	75%	150%

Chief Financial Officer and Treasurer	37.5%	75%	150%

Senior Vice President and Chief Investment Officer	37.5%	75%	150%

Senior Vice President and Chief Development Officer	37.5%	75%	150%

In the first quarter of 2024, the Committee evaluated 2023 performance, as detailed above, and determined that the Company’s performance achieved the maximum goals established under the scorecard, including successfully achieving corporate responsibility and strategic initiatives/objectives and effectively managing the balance sheet. The Committee also assessed the individual performance of each NEO, which accounts for only 10% of the overall bonus. The Committee determined that the individual component was achieved at maximum level based on its assessment of the Company’s overall financial and operational achievements and each NEO’s considerable efforts and contributions toward these achievements. Key considerations included:

●

The successful acquisition of land and the related underwriting and implementation of a construction loan for a greenfield development project, capitalizing on internal experience in financing and developing casino projects.

●

The negotiation and entry into a binding term sheet with Bally’s Corporation and the ownership of the Oakland Athletics to bring the Athletics’ Major League Baseball team to the former site of the Tropicana Las Vegas Hotel & Casino, enhancing the potential value of the Company’s iconic site on the Las Vegas Strip.

Based on the formula and assessment described above and each NEO’s bonus opportunities, the following illustrates the actual amount paid to each NEO for 2023:

Executive	Actual Bonus Percent of Base Salary	Actual Payment

Chairman, Chief Executive Officer and President	200%	$3,616,936

Chief Operating Officer, General Counsel and Secretary	150%	$900,000

Chief Financial Officer and Treasurer	150%	$787,500

Senior Vice President and Chief Investment Officer	150%	$645,000

Senior Vice President and Chief Development Officer	150%	$645,000

Long-Term Performance-Based Equity Awards

While the annual cash bonus program was designed to incentivize the Company’s management team to achieve specific near-term internal Company goals, the long-term performance equity award program was designed to focus the management team on the Company’s long-term performance in relation to the broader REIT indices. We believe that having a majority of compensation structured as equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company’s shareholders. We also believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that has been and will continue to be integral to the Company’s success.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Awards have three-year cliff vesting with the number of restricted shares vested at the end of the three-year period determined based on the Company’s performance during such period measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period is based on the Company’s three-year TSR ranking among the three-year return of the companies included in (1) the MSCI US REIT index, and (2) a triple-net REIT group that includes publicly traded REITs with revenues primarily derived from triple-net leases. The triple-net REIT measurement group for awards granted in 2023 is set forth below.

Triple-Net REITs
Agree Realty Corporation	Omega Healthcare Investors
Alexandria Real Estate Equities	Realty Income Corporation
Broadstone Net Lease	Sabra Health Care REIT, Inc.
CareTrust REIT, Inc.	Safehold Inc.
EPR Properties	Service Properties Trust
Essential Properties Trust	Spirit Realty Capital, Inc.
Four Corners Property Trust	STAG Industrial Group
Global Net Lease	Uniti Group, Inc.
LTC Properties	VICI Properties Inc.
LXP Industrial Trust	W. P. Carey Inc.
Medical Properties Trust, Inc.
NNN REIT, Inc.(1)

(1)	National Retail Properties, Inc. changed its name to NNN REIT, Inc. effective May 1, 2023.

The performance hurdles and levels of opportunity for performance-based restricted stock awards granted in 2023 are set forth below. The awards provide for linear vesting in between achievement levels with vesting capped at target if TSR over the three-year performance period is negative.

Level	Relative TSR Hurdles (%)	Payout Percentage of Target

Below Threshold	< 25th percentile	0%

Threshold	25th percentile	50%

Target	50th percentile	100%

Maximum	75th percentile	200%

The following table sets forth the target number of performance-based awards granted to each NEO in 2023:

Executive	Target Performance-Based Equity Awards

Chairman, Chief Executive Officer and President	110,000

Chief Operating Officer, General Counsel and Secretary	44,000

Chief Financial Officer and Treasurer	36,000

Senior Vice President and Chief Investment Officer	30,000

Senior Vice President and Chief Development Officer	30,000

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

The performance awards granted in January 2021 were each earned as of December 31, 2023 at maximum payout as a result of the Company’s relative TSR ranking compared to the MSCI US REIT index and the net lease REIT group for the measurement period. The following table shows the status of the performance awards granted in each of 2019 through 2023.

Program	Performance Period	Performance Metric	Actual Performance	Status as of 12/31/23

2023 Performance Awards	January 2023-December 2025	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Matures 12/31/2025	Relative TSR would result in 61.6% of MSCI US REIT-based target award and 78.2% of the triple-net lease-based target award

2022 Performance Awards	January 2022-December 2024	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Matures 12/31/2024	Relative TSR would result in 200% of MSCI US REIT-based target award and 200% of the triple-net lease-based target award

2021 Performance Awards	January 2021-December 2023	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Relative TSR for the MSCI US REIT Index was the 77th percentile and for the Select Triple-Net Lease REITs was 82nd percentile	200% of the target award was earned

2020 Performance Awards	January 2020-December 2022	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Relative TSR for the MSCI US REIT Index was the 93rd percentile and for the Select Triple-Net Lease REITs was 91st percentile	200% of the target award was earned

2019 Performance Awards	January 2019-December 2021	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Relative TSR for the MSCI US REIT Index was the 70.5th percentile and for the Select Triple-Net Lease REITs was 72nd percentile	182% of target of the MSCI US REIT-based award and 188% of target of the Select Triple-Net Lease REITs was earned

We believe that this long-term performance-based equity incentive program complements the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.

Long-Term Service-Based Equity Awards

In addition to the long-term performance-based equity awards, we also grant service-based awards with long-term vesting that serve as a critical retention tool and are directly correlated with the Company’s share price performance. Awards vest at a rate of 33.33% per year and are generally subject to continued employment.

Our service-based equity awards are granted as a set number of shares per year, with periodic modifications to reward executives for performance or increased responsibilities (including an increase of 2,000 shares in 2023 for each of Mr. Moore upon his promotion to Chief Operating Officer and Ms. Burke upon her promotion to Chief Financial Officer). This further aligns our executive officers with our shareholders as the value of their equity awards can only increase (or decrease) with any changes in share price year-over-year and subjects them to the same market fluctuations as our shareholders.

The number of shares of restricted stock awarded to each NEO for 2023 was as follows:

Executive	Number of Shares

Chairman, Chief Executive Officer and President(1)	55,000

Chief Operating Officer, General Counsel and Secretary	22,000

Chief Financial Officer and Treasurer	18,000

Senior Vice President and Chief Investment Officer	15,000

Senior Vice President and Chief Development Officer	15,000

(1)	Mr. Carlino’s long-term service-based equity awards were returned to the number of service-based awards prior to his voluntary reduction in 2021.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Overview of 2024 Compensation Program

After taking into consideration current market data and the effectiveness of our historical programs, the Compensation Committee determined that no changes or adjustments would be made in the executive compensation program for 2024.

Deferred Compensation

The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company’s contributions under the plan are equal to 50% of the participant’s deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. All amounts credited to an executive’s account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company’s general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds selected by each executive. The deferred compensation program is described in more detail under the heading Gaming and Leisure Properties Inc. Deferred Compensation Plan of this Proxy Statement.

Benefits and Perquisites

We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company’s peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company’s employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions by the Company. Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites, including in limited instances, use of the Company’s private aircraft where individual circumstances merit. The description and value of such supplemental benefits and perquisites in 2023 can be found on the All Other Compensation Table of this Proxy Statement.

Employment Agreements

None of the NEOs have an employment agreement with the Company.

Other Compensation-Related Policies

Stock Ownership Guidelines

The Compensation Committee believes that it is important for executive officers and non-employee directors to have a financial stake in the Company such that their interests are more closely aligned with those of the Company’s shareholders. Accordingly, the Committee has established stock ownership guidelines for our executive officers and non-employee directors. Each executive and non-employee director is expected to acquire, and continue to hold during the term of his or her employment, equity with a value equal to the multiple of his or her annual base salary/cash retainer as indicated below. These guidelines must be satisfied no later than the fifth anniversary of the executive officer’s or non-employee director’s appointment.

Title	Multiple

Non-Employee Directors	5x Annual Cash Retainer

Chairman and Chief Executive Officer	5x Base Salary

Chief Operating Officer, General Counsel and Secretary	4x Base Salary

Chief Financial Officer and Treasurer	3x Base Salary

Senior Vice President	2x Base Salary

Anti-Hedging and Anti-Pledging Policy. We believe that equity ownership fosters an atmosphere where directors and officers “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s shareholders. Accordingly, we have adopted policies prohibiting each of the Company’s directors and executive officers from engaging in hedging transactions or, under limited circumstances subject to the approval of the Audit and Compliance Committee, pledging Company shares.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Compensation Clawback Policy. The Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards and has instituted a compensation clawback policy consistent with SEC and Nasdaq requirements. The clawback policy applies to incentive compensation received (as such term is defined in the policy) in any fiscal period ending after October 2, 2023. The clawback policy provides that in the event of any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Company will recover the excess incentive compensation received by current or former executive officers who served as such during the three completed fiscal years preceding the date of the restatement, subject to limited permitted exceptions. Recovery under the policy applies regardless of any misconduct, fault, or illegal activity of the Company, the executive officer, the Board or any committee thereof.

Statutory and Regulatory Considerations. In designing the Company’s compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Cuts and Jobs Act, enacted in December 2017, amended certain aspects of Section 162(m) specifically affecting the exclusion of performance-based compensation from the $1 million limit or deductions for executive compensation in future years. For 2023, we considered the implications and exemptions to such limitation. We seek to preserve the Company’s tax deductions for executive compensation to the extent consistent with the Company’s executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company’s objectives.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with certain executive officers. Based on our review and discussion with such officers, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee

James B. Perry, Chair

Joseph W. Marshall, III

E. Scott Urdang

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2023, 2022 and 2021 by the Company’s NEOs:

Name and Principal Position	Year	Salary ($)	Stock Awards – Time-Based ($)(1)	Stock Awards – Performance- Based ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Peter M. Carlino Chairman, Chief Executive Officer and President	2023	1,808,468	2,864,950	7,110,400	3,616,934	546,915	15,947,667
	2022	1,808,468	2,433,000	6,728,700	3,458,693	560,321	14,989,182
	2021	1,808,468	2,120,000	5,475,800	3,616,934	386,236	13,407,438

Brandon J. Moore Chief Operating Officer, General Counsel and Secretary	2023	600,000	1,145,980	2,844,160	900,000	75,760	5,565,900
	2022	500,000	973,200	2,446,800	717,188	66,375	4,703,563
	2021	450,000	742,000	1,742,300	675,000	45,687	3,654,987

Desiree A. Burke Chief Financial Officer and Treasurer	2023	525,000	937,620	2,327,040	787,500	66,989	4,644,149
	2022	430,000	778,560	1,957,440	616,781	60,625	3,843,406
	2021	420,000	678,400	1,592,960	630,000	43,250	3,364,610

Matthew J. Demchyk Senior Vice President and Chief Investment Officer	2023	430,000	781,350	1,939,200	645,000	40,022	3,835,572
	2022	420,000	729,900	1,835,100	602,438	58,625	3,646,063
	2021	400,000	636,000	1,493,400	600,000	36,250	3,165,650

Steven L. Ladany Senior Vice President, Chief Development Officer	2023	430,000	781,350	1,939,200	645,000	59,370	3,854,920
	2022	390,000	729,900	1,835,100	559,406	53,375	3,567,781
	2021	350,000	508,800	1,194,720	525,000	32,000	2,610,520

(1)

The amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). The assumptions used in calculating these amounts are described in footnote 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Included in stock awards reported each year are restricted stock awards granted each year relating to the Company’s long-term fixed equity award grant. For more information on the Company’s long-term fixed equity awards, see the Overview of 2023 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(2)

The amounts reflect the aggregate grant date fair value calculated in accordance with ASC 718. The assumptions used in calculating these amounts are described in footnote 2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Included in stock awards reported each year are performance-based restricted stock awards granted each year, relating to the Company’s long-term performance-based equity award grant. For more information on the Company’s long-term performance-based equity awards, see the Overview of 2023 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. The following table discloses the aggregate grant date fair value of the award, assuming maximum level of achievement, but does not estimate dividends:

Year	Peter M. Carlino	Brandon J. Moore	Desiree A. Burke	Matthew J. Demchyk	Steven L. Ladany

2023	$11,459,800	$4,583,920	$3,750,480	$3,125,400	$3,125,400

2022	$10,705,200	$3,892,800	$3,114,240	$2,919,600	$2,919,600

2021	$9,328,000	$2,968,000	$2,713,600	$2,544,000	$2,035,200

(3)

The amounts reported each year reflect annual performance cash awards earned for each period and paid in the subsequent period. For more information on the Company’s annual performance cash awards, see the Compensation Discussion and Analysis included in this Proxy Statement.

(4)	See All Other Compensation Table included in this Proxy Statement for more information.

42 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

All Other Compensation Table

The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

		Company Contributions to Deferred Compensation Plan ($)(1)		Perquisites
Name	Year		Company Contributions to 401(k) ($)(2)	Personal Use of Company Vehicle ($)(3)	Personal Use of Company Airplane ($)(4)	Other ($)(5)	Total ($)

Peter M. Carlino	2023	263,358	9,900	8,148	258,465	7,044	546,915
	2022	271,270	7,625	8,148	268,446	4,832	560,321
	2021	180,847	7,250	8,148	185,339	4,652	386,236

Brandon J. Moore	2023	65,860	9,900	—	—	—	75,760
	2022	58,750	7,625	—	—	—	66,375
	2021	38,437	7,250	—	—	—	45,687

Desiree A. Burke	2023	57,089	9,900	—	—	—	66,989
	2022	53,000	7,625	—	—	—	60,625
	2021	36,000	7,250	—	—	—	43,250

Matthew J. Demchyk	2023	30,122	9,900	—	—	—	40,022
	2022	51,000	7,625	—	—	—	58,625
	2021	29,000	7,250	—	—	—	36,250

Steven L. Ladany	2023	49,470	9,900	—	—	—	59,370
	2022	45,750	7,625	—	—	—	53,375
	2021	24,750	7,250	—	—	—	32,000

(1)	This column reports the Company’s matching contributions under the Company’s Deferred Compensation Plan.

(2)	This column reports the Company’s contributions to the NEOs’ 401(k) savings accounts.

(3)	The amount allocated for personal use of a company vehicle is calculated based upon the lease value of the vehicle and an estimate of personal usage provided by the executive.

(4)

The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the aircraft. Since the Company’s aircrafts are used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase cost of the aircraft and the cost of long-term maintenance.

(5)	This column reports the Company’s payment of country club memberships for Mr. Carlino.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 43

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Pay vs Performance Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2023, 2022, 2021 and 2020 by the Company’s NEOs:

Year	Summary Compensation Total for CEO (1)(2)	Compensation Actually Paid to CEO (3)	Average SCT Total for Non-CEO NEOs (1)(2)	Average Compensation Actually Paid to Non-CEO NEOs (3)	Value of Initial Fixed $100 Investment based on:		Net Income	AFFO per Diluted Share (5)
					TSR (4)	Peer Group TSR (4)

2023	15,947,667	14,771,611	4,475,135	4,070,334	147.56	113.54	734.3	3.69

2022	14,989,182	28,441,757	3,940,203	7,443,508	146.17	99.82	684.7	3.55

2021	13,407,438	20,650,901	3,395,082	5,189,844	128.80	132.23	534.0	3.44

2020	11,665,763	16,277,705	3,567,439	3,519,908	105.44	92.43	505.7	3.45

(1)
For all periods presented, our CEO is Peter M. Carlino. For the 2023 and 2022 periods presented our other NEOs are Brandon J. Moore, Desiree A. Burke, Matthew J. Demchyk, and Steven L. Ladany. For the 2021 period presented, our other NEOs are Brandon J. Moore, Desiree A. Burke and Matthew J. Demchyk. For the 2020 period presented, our other NEOs are Steven T. Snyder, Brandon J. Moore, Desiree A. Burke and Matthew J. Demchyk. Please refer to “Executive Officers” of this Proxy Statement for additional information.

(2)
The values reflected in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) of the corresponding years Proxy Statement for our CEO and average of our other NEOs. See the footnotes to the respective tables for further detail regarding the amounts in this column.

(3)
In accordance with SEC rules, the Compensation actually paid (“CAP”) reflected in this column is computed by replacing the amounts in the “Time Based Stock Awards” and “Performance Based Stock Awards” column of the SCT for each year from the “SCT Total” column of this table with the following amounts: (i) the fair value as of the last day of the reporting year of unvested equity awards (or portions thereof) that were granted during such year, (ii) as of the last day of the reporting year, the change in fair value of unvested equity awards granted in prior years that remain unvested as of the last day of such year compared to the last day of the previous reporting year, (iii) as of the applicable vesting date, the change in fair value of equity awards that vested during the reporting year compared to the last day of the previous reporting year (iv) as of the applicable vesting date the fair value of stock awards that were granted and vested during the reporting year and (v) the value of dividends paid in cash on performance based stock awards that vested during the reporting year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO or other NEOs during the applicable year. In accordance with Item 402(v) of Regulation
S-K,
CAP for our CEO and Average CAP for our other NEOs for the year ended December 31, 2023 was computed as follows:

	2023
	CEO	Other NEO Average

SCT Total Compensation	$15,947,667	$4,475,135

Minus SCT Stock Awards Value	(9,975,350)	(3,173,975)

Plus Fair Value of Unvested Equity Awards Granted During the Reporting Year as of Last Day of Reporting Year	8,032,750	2,555,875

Plus Change in Fair Value of Unvested Equity Awards Granted in Prior Years as of Last Day of Reporting Year from Last Day of Year Preceding Reporting Year	230,403	66,267

Minus Change in Fair Value of Equity Awards Vested in Reporting Year as of Vesting Date from Last Day of Year Preceding Reporting Year	(1,412,000)	(388,712)

Plus Fair Value of Awards Granted During the Reporting Year that Vested During the Reporting Year	—	—

Plus Value of Accrued Dividends Paid Upon Vesting of Equity Awards in Reporting Year	1,948,141	535,744

Total CAP	$14,771,611	$4,070,334

(4)
Reflects the cumulative TSR of the Company and the US MSCI REIT Index for the year ended December 31, 2020, the two years ended December 31, 2021, the three years ended December 31, 2022, and the four years ended December 31, 2023 assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends before consideration of income taxes.

(5)
AFFO is a
non-GAAP
financial measure. For a definition and reconciliation of this non-GAAP
financial measure to the most directly comparable GAAP measure, see our earnings release furnished as Exhibit 99.1 to our Current Report on Form 8-K furnished on February 28, 2024. AFFO per share is presented on a fully diluted basis assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling
interests.

44 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

Financial Performance Measures
The most important financial performance measures used by the Company to link compensation actually paid to performance for the most recently completed fiscal year are listed herein.

Significant Financial Performance Metrics

TSR Compared to Peer Groups

AFFO Per Diluted Share

Dividends Per Share
The 2023 compensation program was heavily weighted toward performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and service-based vesting versus performance-based vesting of equity incentive awards was designed to ensure that the management team was, and remained, appropriately incentivized across a number of different business and economic environments. In addition, our program included both internal performance measures as well as external performance metrics to ensure that our executives were focused on the Company’s goals as well as its position in the market. The annual cash bonus program is designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives and near-term strategic priorities. The program was based on the achievement of a number of specific performance criteria focused on the Company’s annual strategic goals and business plan, including specific AFFO and dividend targets, as well as qualitative items such as balance sheet management, acquisition targets, corporate social and governance responsibility, shareholder engagement and other strategic objectives. While the annual cash bonus program was designed to incentivize the Company’s management team to achieve specific near-term internal Company goals, the long-term performance equity award program was designed to focus the management team on the Company’s long-term performance in relation to the broader REIT indices. We believe that having a majority of compensation structured as equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company’s shareholders. Awards have three-year cliff vesting with the number of restricted shares vested at the end of the three-year period determined based on the Company’s performance during such period measured against its peers. More specifically, the percentage of shares vesting at the end of the measurement period is based on the Company’s three-year TSR ranking among the three-year return of the companies included in (1) the MSCI US REIT index, and (2) a triple-net
REIT group that includes publicly traded REITs with revenues primarily derived from triple-net
leases. We believe that this long-term performance-based equity incentive program complements the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards. In addition to the long-term performance-based equity awards, we also grant service-based awards with long-term vesting that serve as a critical retention tool and are directly correlated with the Company’s share price performance. Awards vest at a rate of 33.33% per year and are generally subject to continued employment.
Pay versus Performance Analysis
The following graphs illustrate the relationship, during the period beginning January 1, 2020 and ending December 31, 2023, of the CAP of our CEO and the average CAP of other NEOs to:

●	our cumulative TSR and the cumulative TSR of constituent companies in the MSCI US REIT Index

●	our net income

●	our AFFO per diluted share (in each case as set forth in the table above)
For additional information on these metrics please refer to our Annual Reports on Form
10-K
and definitive proxy statements on Schedule 14A filed with the SEC for each year.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 45

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Compensation Actually Paid (CAP) vs. Cumulative TSR

Compensation Actually Paid (CAP) vs. Net Income

46 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

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Compensation Actually Paid (CAP) vs. AFFO Per Diluted Share

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 47

Proxy Summary	Corporate Responsibility	Board of Directors	Executive Compensation	Audit Committee Matters	Voting Proposals	Other Matters

2023 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the NEOs in 2023:

			Estimated future payouts under equity incentive plan awards			All Other Stock Awards

Name	Grant Date	Grant Board Approval Date	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	Number of Securities Underlying Stock Awards (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)

Peter M. Carlino

Long-Term Fixed Equity Awards	1/3/2023	12/31/2022				55,000	2,864,950

Long-Term Performance—Based Equity Awards—MSCI US REIT Index	1/3/2023	12/31/2022	—	55,000	110,000		3,577,200

Long-Term Performance—Based Equity Awards—Triple-Net REIT Group	1/3/2023	12/31/2022	—	55,000	110,000		3,533,200

Brandon J. Moore

Long-Term Fixed Equity Awards	1/3/2023	12/31/2022				22,000	1,145,980

Long-Term Performance—Based Equity Awards—MSCI US REIT Index	1/3/2023	12/31/2022	—	22,000	44,000		1,430,880

Long-Term Performance—Based Equity Awards—Triple-Net REIT Group	1/3/2023	12/31/2022	—	22,000	44,000		1,413,280

Desiree A. Burke

Long-Term Fixed Equity Awards	1/3/2023	12/31/2022				18,000	937,620

Long-Term Performance—Based Equity Awards—MSCI US REIT Index	1/3/2023	12/31/2022	—	18,000	36,000		1,170,720

Long-Term Performance—Based Equity Awards—Triple-Net REIT Group	1/3/2023	12/31/2022	—	18,000	36,000		1,156,320

Matthew J. Demchyk

Long-Term Fixed Equity Awards	1/3/2023	12/31/2022				15,000	781,350

Long-Term Performance—Based Equity Awards—MSCI US REIT Index	1/3/2023	12/31/2022	—	15,000	30,000		975,600

Long-Term Performance—Based Equity Awards—Triple-Net REIT Group	1/3/2023	12/31/2022	—	15,000	30,000		963,600

Steven L. Ladany

Long-Term Fixed Equity Awards	1/3/2023	12/31/2022				15,000	781,350

Long-Term Performance—Based Equity Awards—MSCI US REIT Index	1/3/2023	12/31/2022	—	15,000	30,000		975,600

Long-Term Performance—Based Equity Awards—Triple-Net REIT Group	1/3/2023	12/31/2022	—	15,000	30,000		963,600

(1)

Awards represent performance-based restricted stock with cliff vesting at the end of the performance period beginning on January 1, 2023 and ending on December 31, 2025. The number of restricted shares vested at the end of the performance period can range from zero to a maximum of 200% of target, depending on the level of achievement of the performance goals measured against the return of the companies included in the MSCI US REIT Index or in the triple-net REIT group set forth by the Company over the measurement period. In the event of a change-of-control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change-of-control. For more information on the Company’s performance-based equity awards, see the Overview of 2023 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(2)

Awards represent restricted stock awards granted to the NEOs as part of their annual compensation. All grants have vesting over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary.

(3)

Represents the aggregate grant date fair value of awards under ASC 718. Generally, the aggregate grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting period. The Company utilized a third party valuation firm to measure the fair value of the performance-based restricted stock awards at grant date using the Monte Carlo model. Additional information regarding the calculation of the grant date fair value is included in footnote 2 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

48 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

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Outstanding 2023 Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards outstanding as of December 31, 2023 and which have been reported in the appropriate period in the Summary Compensation Table when granted:

			Stock Awards		Performance Awards

Name	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)(3)	Market Value of Shares or Units Held that Have Not Vested ($)(4)	Number of Unearned Shares or Units Held that Have Not Vested (#)(5)	Market Value of Unearned Shares or Units Held that Have Not Vested ($)(6)

Peter M. Carlino	1/4/2021		16,666	822,467

	1/4/2021	(1)			110,000	6,402,550

	1/4/2021	(2)			110,000	6,402,550

	1/3/2022		33,333	1,644,984

	1/3/2022	(1)			110,000	6,083,550

	1/3/2022	(2)			110,000	6,083,550

	1/3/2023		55,000	2,714,250

	1/3/2023	(1)			55,000	2,887,500

	1/3/2023	(2)			55,000	2,887,500

Brandon J. Moore	1/4/2021		5,833	287,859

	1/4/2021	(1)			35,000	2,037,175

	1/4/2021	(2)			35,000	2,037,175

	1/3/2022		13,333	657,984

	1/3/2022	(1)			40,000	2,212,200

	1/3/2022	(2)			40,000	2,212,200

	1/3/2023		22,000	1,085,700

	1/3/2023	(1)			22,000	1,155,000

	1/3/2023	(2)			22,000	1,155,000

Desiree A. Burke	1/4/2021		5,333	263,184

	1/4/2021	(1)			32,000	1,862,560

	1/4/2021	(2)			32,000	1,862,560

	1/3/2022		10,666	526,367

	1/3/2022	(1)			32,000	1,769,760

	1/3/2022	(2)			32,000	1,769,760

	1/3/2023		18,000	888,300

	1/3/2023	(1)			18,000	945,000

	1/3/2023	(2)			18,000	945,000

Matthew J. Demchyk	1/4/2021		5,000	246,750

	1/4/2021	(1)			30,000	1,746,150

	1/4/2021	(2)			30,000	1,746,150

	1/3/2022		10,000	493,500

	1/3/2022	(1)			30,000	1,659,150

	1/3/2022	(2)			30,000	1,659,150

	1/3/2023		15,000	740,250

	1/3/2023	(1)			15,000	787,500

	1/3/2023	(2)			15,000	787,500

Steven L. Ladany	1/4/2021		4,000	197,400

	1/4/2021	(1)			24,000	1,396,920

	1/4/2021	(2)			24,000	1,396,920

	1/3/2022		10,000	493,500

	1/3/2022	(1)			30,000	1,659,150

	1/3/2022	(2)			30,000	1,659,150

	1/3/2023		15,000	740,250

	1/3/2023	(1)			15,000	787,500

	1/3/2023	(2)			15,000	787,500

(1)	Performance-based equity awards based on the Company’s performance ranking among the US MSCI REIT Index.

(2)	Performance-based equity awards based on the Company’s performance ranking among the triple-net REIT peers.

Gaming and Leisure Properties, Inc.	2024 Proxy Statement | 49

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(3)

Represents restricted stock awards with forfeiture provisions that lapse 33.33% on each of the first, second, and third anniversary of the date of grant. In the event of a change-of-control, the forfeiture restrictions on restricted stock lapse immediately.

(4)	Calculated based on the Company’s common stock closing price of $49.35 on December 29, 2023, which was the last trading day of 2023.

(5)

The amount of restricted stock to actually vest at the end of the performance period can range from zero to the maximum as described in the long-term performance-based equity awards section of the Overview of 2023 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. The forfeiture provisions on the performance-based restricted stock awards granted lapse at the end of their three-year measurement period. In the event of a change-of-control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change-of-control, annualized for the entire performance period. As of December 31, 2023, all grants are disclosed at maximum except for the US MSCI REIT Index and Triple-Net Peer Index awards granted on January 3, 2023, which are valued at target.

(6)

Calculated based on the Company’s common stock closing price of $49.35 on December 29, 2023, which was the last trading day of 2023 plus dividends paid during the applicable performance period as of December 31, 2023.

2023 Stock Vested

The following table sets forth information concerning restricted stock awards vested during fiscal 2023:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Peter M. Carlino	306,321	15,941,261

Brandon J. Moore	75,376	3,921,086

Desiree A. Burke	73,543	3,826,055

Matthew J. Demchyk	72,042	3,748,168

Steven L. Ladany	46,226	2,404,312

(1)

The value realized for vested shares is calculated based on the closing price of the Company’s common stock on the day prior to vesting for awards, not the grant date fair value disclosed elsewhere in this Proxy Statement. Includes performance share dividends, which are paid at vesting in Company common stock.

2023 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

Name	Amount Previously Reported ($)	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Peter M. Carlino	22,709,846	526,716	263,358	4,645,971	—	28,145,891

Brandon J. Moore	645,625	131,719	65,860	132,037	(129,019)	846,222

Desiree A. Burke	954,225	114,178	57,089	220,219	(126,461)	1,219,250

Matthew J. Demchyk	356,052	60,244	30,122	52,561	—	498,979

Steven L. Ladany	447,845	98,941	49,470	81,767	(66,737)	611,286

(1)	For each NEO, the executive’s contribution is included in the NEO’s salary and/or non-equity executive compensation for 2023, as reported in the Summary Compensation Table.

(2)	For each NEO, the Company’s contribution is included in the NEO’s other compensation for 2023, as reported in the Summary Compensation Table.

(3)	Amounts reflect the change in account value during 2023. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

50 | 2024 Proxy Statement	Gaming and Leisure Properties, Inc.

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Gaming and Leisure Properties, Inc. Deferred Compensation Plan

Pursuant to the Company’s Deferred Compensation Plan, as amended, the management team and certain other highly compensated employees selected by the committee administering the plan (the “Plan Committee”) may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company’s contributions under the plan are equal to 50% of the participant’s deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. With the approval of the Board of Directors, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Plan Committee may accelerate vesting of the Company’s contributions if a participant terminates his or her employment because of disability. The Plan Committee may also accelerate vesting in the event of an involuntary termination of employment pursuant to the same section of the Company’s Deferred Compensation Plan.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death, termination or change in control. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or annual installments. Distributions following retirement can be deferred for at least five years.

For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Plan Committee, a participant can suspend deferrals or receive a partial and/or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control (as defined under the Deferred Compensation Plan), the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a “change-of-control event” under Code section 409A.

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Plan Committee. Participants may change their investment elections at any time.

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Potential Payments Upon Termination or Change-of-Control

The NEOs are entitled to accelerated vesting of equity-based incentive awards under the Company’s Executive Change in Control and Severance Plan upon a change in control and, under certain circumstances, in the event of termination. The Executive Change in Control and Severance Plan is more fully described under Certain Relationships and Related Person Transactions in this Proxy Statement. The information below describes and quantifies compensation that would become payable, and which is accelerated assuming that such termination was effective December 31, 2023.

Executive Payments	Termination without Cause by Company ($)(4)	Termination Upon Death ($)(5)	Termination upon Disability ($)(5)	Change-of- Control ($)(6)	Change-of- Control Termination without Cause ($)(6)

Peter M. Carlino

Cash Severance Benefit(1)	10,745,310	5,372,655	5,372,655	—	16,117,965

Benefit Continuation(2)	645	645	645	—	861

Restricted Shares(3)	5,181,701	5,181,701	5,181,701	—	5,181,701

Performance-Based Restricted Shares(7)	22,262,075	29,008,926	29,008,926	30,747,200	30,747,200

Total	$38,189,731	$39,563,927	$39,563,927	$30,747,200	$52,047,727

Brandon J. Moore

Cash Severance Benefit(1)	2,046,095	1,364,063	1,364,063	—	2,728,126

Benefit Continuation(2)	39,572	39,572	39,572	—	52,763

Restricted Shares(3)	2,031,543	2,031,543	2,031,543	—	2,031,543

Performance-Based Restricted Shares(7)	7,562,180	10,113,440	10,113,440	10,808,750	10,808,750

Total	$11,679,390	$13,548,618	$13,548,618	$10,808,750	$15,621,182

Desiree A. Burke

Cash Severance Benefit(1)	1,804,641	1,203,094	1,203,094	—	2,406,188

Benefit Continuation(2)	39,572	39,572	39,572	—	52,763

Restricted Shares(3)	1,677,851	1,677,851	1,677,851	—	1,677,851

Performance-Based Restricted Shares(7)	6,525,170	8,585,750	8,585,750	9,154,640	9,154,640

Total	$10,047,234	$11,506,267	$11,506,267	$9,154,640	$13,291,442

Matthew J. Demchyk

Cash Severance Benefit(1)	1,568,720	1,045,813	1,045,813	—	2,091,626

Benefit Continuation(2)	39,572	39,572	39,572	—	52,763

Restricted Shares(3)	1,480,500	1,480,500	1,480,500	—	1,480,500

Performance-Based Restricted Shares(7)	6,071,475	7,911,526	7,911,526	8,385,600	8,385,600

Total	$9,160,267	$10,477,411	$10,477,411	$8,385,600	$12,010,489

Steven L. Ladany

Cash Severance Benefit(1)	1,509,704	1,006,469	1,006,469	—	2,012,938

Benefit Continuation(2)	39,572	39,572	39,572	—	52,763

Restricted Shares(3)	1,431,150	1,431,150	1,431,150	—	1,431,150

Performance-Based Restricted Shares(7)	5,373,015	7,213,066	7,213,066	7,687,140	7,687,140

Total	$8,353,441	$9,690,257	$9,690,257	$7,687,140	$11,183,991

(1)

Basis for cash severance benefit is 2023 salary and assumes it is an eligible termination as defined under the Company’s Executive Change in Control and Severance Plan and includes 2023 salary plus average bonus from the prior three years.

(2)	Represents employer cost of medical and dental coverage.

(3)

Restricted stock award values were computed based on the Company’s common stock closing price of $49.35, on December 29, 2023, which was the last trading day of 2023. Restrictions on awards will immediately lapse in the event of termination as a result of termination without cause, death, disability or change in control termination without cause.

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(4)

Performance-based restricted stock values, in the event of termination without cause by the Company, were computed based on the Company’s TSR as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2023, shown on the table below, and then multiplied by a fraction, the numerator of which equals the number of days during such performance period that such award holder was actively employed by the Company, and the denominator of which equals the total days in the applicable performance period if terminated at December 31, 2023.

Grant	Performance at December 31, 2023 (% of maximum)

2021—US MSCI REIT Index	100%

2021—Triple-NET REIT peers	100%

2022—US MSCI REIT Index	100%

2022—Triple-NET REIT peers	100%

2023—US MSCI REIT Index	30.8%

2023—Triple-NET REIT peers	39.1%

(5)

Performance-based restricted stock values, in the event of termination as a result of death or disability, were computed based on the Company’s TSR as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2023, shown on the table above in footnote 4. The award is determined at the end of the applicable performance period as if such award holder was still employed at the time of the applicable performance period.

(6)

Performance-based restricted stock values, in the event of change-of-control, were computed based on the Company’s TSR as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2023, Performance shall be deemed to have been achieved at target level or, if greater, the actual level of achievement as of the date of the change-of-control. As of December 31, 2023, the performance-based restricted stock achievement level by award is detailed in the table of footnote 4. The 2023 grants were completed at target because the actual level of achievement was below target.

(7)

All performance-based restricted stock values were computed based on the Company’s common stock closing price of $49.35 on December 29, 2023, which was the last trading day of 2023, plus applicable dividends.

CEO Pay Ratio

In 2023, the compensation of Mr. Carlino, our Chairman, CEO, and President, was approximately 48 times the median pay of our employees resulting in a 48:1 pay ratio.

We identified our median employee by examining 2023 federal taxable wages for all employees, excluding Mr. Carlino, who were employed by the Company as of December 31, 2023, the last day of our payroll year. We included all of our employees in this process, whether employed on a full-time or part-time basis. We did not make any assumptions or estimates with respect to total compensation.

After identifying the median employee based on federal taxable wages, we calculated total compensation in 2023 for such employee using the same methodology we use for our NEOs as set forth above in the Summary Compensation Table for 2023.

	Peter M. Carlino	Median Employee

Total compensation	$15,947,667	$330,151

Pay Ratio		48.3

We believe that the ratio of the CEO compensation to that of the median employee is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table

December 31, 2023	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	—	—	1,934,142

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AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Company’s Audit and Compliance Committee Charter. The management team has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2023 with the management team and with our independent registered public accounting firm. In addition, the Audit and Compliance Committee discussed with our independent registered public accounting firm the matters required to be discussed by the SEC and PCAOB Accounting Standard No. 1301, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit and Compliance Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with the management team and our independent registered public accounting firm described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

Audit and Compliance Committee

Joseph W. Marshall, III, Chair

Barry F. Schwartz

Earl C. Shanks

The foregoing report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

There are no reportable related person transactions.

Employment Agreements and Arrangements

We currently have no employment agreements in place with any of our executives. However, on January 29, 2019, the Compensation Committee of the Board adopted the Executive Change in Control and Severance Plan (the “CiC and Severance Plan”). The purpose of the CiC and Severance Plan is to provide certain of the Company’s management team designated by the Compensation Committee (the “Covered Executives”) with compensation and benefits in the event of a termination of employment by the Company without Cause or resignation by the employee for Good Reason or termination of employment due to death or Disability (as such terms and other defined terms used below are defined in the CiC and Severance Plan).

Under the CiC and Severance Plan, in the event that a Covered Executive’s employment is terminated (i) by the Company for any reason other than for Cause, death, or Disability, or (ii) by the Covered Executive for Good Reason (each such event, a “Qualified Termination”) such Covered Executive shall be entitled to (a) a lump sum payment equal to two times (for the Chief Executive Officer), or one and one-half times (for all other Covered Executives), the sum of the Covered Executive’s annual base salary and average annual cash bonuses, if any, for the three years (with respect to which bonuses are determined) prior to the year of termination (“Average Bonus”), (b) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period equal to the earlier of 18 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan (at such cost to the Covered Executive as would have applied in the absence of such termination), and (c) full acceleration of time-based equity awards held by the Covered Executive and any accelerated vesting of equity awards with performance-based vesting to occur in accordance with the terms of the applicable award agreement. The Covered Executive shall also be entitled to any earned but unpaid annual base salary, unpaid expense reimbursements, unused vacation and any vested benefits the Covered Executive may be entitled to under any employee benefit plan of the Company (the “Accrued Benefit”).

In addition, if the Qualified Termination occurs in connection with or within 12 months of a Change in Control (as defined in the CiC and Severance Plan), the Covered Executive shall be entitled to (i) a lump sum payment equal to three times (for the Chief Executive Officer), or two times (for all other Covered Executives), the sum of the Covered Executive’s annual base salary and Average Bonus, (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period equal to the earlier of 24 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan (at such cost to the Covered Executive as would have applied in the absence of such termination), and (iii) a lump sum payment equal to the Covered Executive’s pro rata target annual cash bonus for the year of termination. The Covered Executive shall also be entitled to any Accrued Benefit.

In the event that a Covered Executive’s employment is terminated on account of his or her death or Disability, such Covered Executive (or the Covered Executive’s estate or beneficiaries) shall be entitled to (i) a lump sum payment equal to the sum of the Covered Executive’s annual base salary and Average Bonus, (ii) continuing coverage under the Company’s group medical, dental and vision plans as would have applied if the Covered Executive remained employed for a period equal to the earlier of 18 months following the Covered Executive’s Termination Date or the date the Covered Executive becomes eligible to be covered under another employer group health plan (at such cost to the Covered Executive as would have applied in the absence of such termination), and (iii) full acceleration of time-based equity awards held by the Covered Executive and any equity awards with performance-based vesting to remain outstanding and earned in accordance with their terms based on performance but without further vesting based on service. The Covered Executive (or his or her estate or beneficiaries) shall also be entitled to any Accrued Benefit.

Except in the case of death of a Covered Executive, all payments and benefits under the CiC and Severance Plan are subject to timely execution and non-revocation of a separation agreement and release containing, among other provisions, post-termination restrictive covenants, including confidentiality, non-competition and non-solicitation. In each case, if the Covered Executive breaches, or threatens to commit a breach of, any of the provisions of the separation agreement and release, the Covered Executive shall forfeit his or her right to benefits under the CiC and Severance Plan, and to the extent that the Covered Executive has received a benefit under the CiC and Severance Plan, the Company shall have the right to recover such benefit.

Indemnification of Directors and Officers

Our charter and bylaws contain indemnification provisions for the benefit of our directors and officers.

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Review and Approval of Transactions with Related Persons

Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related person transactions. For the purposes of the Audit and Compliance Committee’s review, related person transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company’s common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our Code of Business Conduct has a broad definition of conflict of interest, which includes related person transactions, and requires employees to report potential conflicts to the Compliance Officer, who is the Company’s General Counsel. The General Counsel may, if appropriate, consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related person transaction that must be presented to the Audit and Compliance Committee.

For transactions determined to require Audit and Compliance Committee review, the General Counsel shall collaborate with members of the finance staff to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member shall not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee shall only approve related person transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Conflict of Interest Policies

As described above, our Code of Business Conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our Chief Executive Officer and other executive officers, on the one hand, and the Company on the other hand, in accordance with applicable rules and regulations of the SEC and Nasdaq. Our Code of Business Conduct is available on our website www.glpropinc.com, under the “Investors” section. Waivers of and amendments to our Code of Business Conduct are required to be disclosed in accordance with SEC and Nasdaq requirements. In addition, we adopted Corporate Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. The information on our website shall not be deemed incorporated by reference in this Proxy Statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 11, 2024 by:

●	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

●	each NEO in the Summary Compensation Table;

●	each of our current directors; and

●	all current directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable, or exercisable within 60 days of April 11, 2024, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Our calculation of the percentage of beneficial ownership is based on 271,814,923 shares of common stock outstanding on April 11, 2024.

Unless otherwise indicated in the footnotes, the address of each of the beneficial owners named below is: c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock

Name and Address of Beneficial Owner	Shares		%

Peter M. Carlino(1)(2)	10,800,645		3.974%

Debra Martin Chase(3)	—

Carol “Lili” Lynton(4)	22,643	*

Joseph W. Marshall, III(5)	76,629	*

James B. Perry(6)	35,994	*

Earl C. Shanks(7)	88,630	*

Barry F. Schwartz(8)	59,376	*

E. Scott Urdang(9)	162,290	*

Desiree Burke(10)	134,018	*

Brandon J. Moore(11)	241,196	*

Matthew Demchyk(12)	55,801	*

Steven L. Ladany(13)	80,662	*

All executive officers and directors as a group (12 persons)	11,882,890		4.372%

5% Shareholders Not Listed Above

The Vanguard Group Inc.(14)	37,396,770		13.758%

BlackRock, Inc.(15)	31,392,216		11.549%

*	Less than 1%

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Notes to Security Ownership of Certain Beneficial Owners and Management Table

(1)

The number of shares in the table includes: (a) 4,902,792 shares owned by the Carlino Family Trust and the Residuary Trust, each described in footnote 2 below, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and shared investment power and shared voting power with respect to certain matters; (b) 28,683 shares owned by his wife, Marshia W. Carlino; and (c) 5,869,170 shares jointly-owned with his wife Marshia W. Carlino, which includes 108,332 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted.

(2)

4,515,231 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 387,561 shares are owned by a residuary trust (the “Residuary Trust”) for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino and Richard J. Carlino have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1,195,741 shares as security for loans to the trust and for the benefit of trust beneficiaries.

(3)	Ms. Chase was appointed to our Board effective April 22, 2024. She did not beneficially own or have rights to acquire Company common stock as of April 11, 2024.

(4)	Includes 4,053 shares of restricted stock under which Ms. Lynton has voting rights but her disposition rights are currently restricted.

(5)	Includes 7,498 shares of restricted stock under which Mr. Marshall has voting rights but his disposition rights are currently restricted.

(6)	Includes 4,053 shares of restricted stock under which Mr. Perry has voting rights but his disposition rights are currently restricted.

(7)	Includes 4,053 shares of restricted stock under which Mr. Shanks has voting rights but his disposition rights are currently restricted.

(8)	Includes 4,053 shares of restricted stock under which Mr. Schwartz has voting rights but his disposition rights are currently restricted.

(9)

The number of shares in this table include: (a) 5,605 shares held in trusts of which either Mr. Urdang or his wife, Marilyn Urdang, is the trustee; (b) 156,685 shares owned by Mr. Urdang; and (c) 4,053 shares of restricted stock under which Mr. Urdang has voting rights but his disposition rights are currently restricted. Mr. Urdang has pledged an aggregate of 20,000 shares as security for loans.

(10)	Includes 35,333 shares of restricted stock under which Ms. Burke has voting rights but her disposition rights are currently restricted.

(11)	Includes 1,319 shares owned by Mr. Moore’s daughter and 43,332 shares of restricted stock under which Mr. Moore has voting rights but his disposition rights are currently restricted.

(12)	Includes 30,000 shares of restricted stock under which Mr. Demchyk has voting rights but his disposition rights are currently restricted.

(13)	Includes 30,000 shares of restricted stock under which Mr. Ladany has voting rights but his disposition rights are currently restricted.

(14)

According to its Schedule 13G/A filed with the SEC on February 13, 2024, holdings consist of shares beneficially owned as of December 31, 2023 by The Vanguard Group Inc. The address of The Vanguard Group Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group Inc. possesses sole voting power with respect to 0 shares and shared voting power with respect to 354,962 shares and possesses sole dispositive power with respect to 36,856,093 shares and shared dispositive power with respect to 540,677 shares.

(15)

According to its Schedule 13G/A filed with the SEC on January 23, 2024, holdings consist of shares beneficially owned as of December 31, 2023 by BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. possesses sole voting power with respect to 29,745,186 shares and shared voting power with respect to 0 shares and possesses sole dispositive power with respect to 31,392,216 shares and shared dispositive power with respect to 0 shares.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and the shareholders are asked to ratify this selection. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since September 2016. All audit and non-audit services provided by Deloitte & Touche LLP are approved by the Audit and Compliance Committee. Deloitte & Touche LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte & Touche LLP are expected to participate in the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A description of aggregate fees for professional services performed in relation to fiscal 2023 and fiscal 2022 is as follows:

	Fiscal 2023	Fiscal 2022

Audit Fees(1)	$1,195,000	$1,152,500

Audit-Related Fees(2)	—	32,500

Tax Fees	—	—

Total Fees	$1,195,000	$1,185,000

(1)

Audit fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Fees included additional out-of-scope fees for equity offerings, debt refinancing and acquisitions in 2023 and 2022.

(2)	The fees disclosed under this category consist of fees for an employee benefit plan audit.

Audit and Compliance Committee Pre-Approval Policies and Procedures

Under our Audit and Compliance Committee’s charter, the Audit and Compliance Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by our independent registered public accounting firm. The Audit and Compliance Committee is also responsible for approving, in advance, all requests by the management team for permissible non-audit services to be provided to us by the independent registered public accounting firm. If the Audit and Compliance Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting. All of the fees paid to the Company’s independent registered public accounting firm described above were pre-approved by the Audit and Compliance Committee.

Required Vote

The affirmative vote of a majority of votes cast is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. However, the vote is not binding on the Audit and Compliance Committee. The Board of Directors and the Audit and Compliance Committee value the opinions of our shareholders and, to the extent there is any significant vote against the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, we will consider our shareholders’ concerns but may nevertheless retain Deloitte & Touche LLP.

Our Board of Directors unanimously recommends a vote FOR the ratification of the selection of

Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

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PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. Currently, this vote is conducted every year. The next vote will occur at the 2025 Annual Meeting of Shareholders.

As described in detail under the heading “Executive Compensation,” our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our long-term best interests. We also seek to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value. At the core of our executive compensation program is our “pay for performance” philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles and is deserving of shareholder support. At the 2023 Annual Meeting of Shareholders, approximately 94% of the voted shares approved such advisory vote.

We urge you to read the Compensation Discussion and Analysis section and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our NEOs.

We are asking our shareholders to again indicate their support for our NEOs’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEOs’ compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

The affirmative vote of a majority of votes cast is required to approve the Company’s executive compensation on a non-binding advisory basis.

Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

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FREQUENTLY ASKED QUESTIONS

When and where will the Annual Meeting take place?

The Annual Meeting will be held on June 13, 2024, at 10:00 a.m. Eastern Time, in-person at the Company’s offices located at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610.

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the SEC, the Company is furnishing to shareholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2023 Annual Report primarily over the Internet. On or about April 29, 2024, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

What is the purpose of the Annual Meeting and the Proxy Materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

●	a proposal to elect eight (8) directors to hold office until the 2025 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified (Proposal No. 1);

●	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

●	a proposal to approve, on a non-binding advisory basis, the Company’s executive compensation (Proposal No. 3); and

●	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the voting recommendations of the Board of Directors on these matters?

The Board of Directors recommends that you vote your shares as follows:

●	FOR the election of each of the nominees as directors to the Board of Directors (Proposal No. 1);

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2); and

●	FOR the approval, on a non-binding advisory basis, of the Company’s executive compensation (Proposal No. 3).

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 11, 2024. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 271,814,923 shares of common stock entitled to vote. There is no other class of voting securities outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in “street name”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting, but should follow the instructions below for attending the Annual Meeting. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares.

What options are available to me to vote my shares?

Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

●

If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability.

●	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email.

●

If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

●

If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

●

Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from the bank, broker, or other intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting. You must bring the legal proxy with you to vote your shares at the Annual Meeting.

If you plan to attend the Annual Meeting in-person, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

If you properly return your proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters,

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including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the following matters, no votes will be cast on your behalf regarding: the election of directors (Proposal No. 1); and the non-binding advisory vote on the Company’s executive compensation (Proposal No. 3).

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a majority of the votes cast.

How is a quorum determined?

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting constitutes a quorum at the Annual Meeting; provided, however, that shares owned, directly or indirectly, by the Company and controlled, directly or indirectly, by the Board of Directors will not be counted in determining the total number of outstanding shares for quorum purposes. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed

Proposal No. 1	Election of Directors	Majority of Votes Cast	No

Proposal No. 2	Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

Proposal No. 3	Advisory (Non-Binding) Vote to Approve the Company’s Executive Compensation	Majority of Votes Cast	No

With respect to Proposal No. 1, you may vote FOR, AGAINST or ABSTAIN your vote on each nominee. Each nominee receiving a majority of votes cast FOR will be elected. A properly executed proxy marked ABSTAIN with respect to the election of a director or directors will not be voted with respect to such director or directors. Proxies may not be voted more than once for any one director.

With respect to Proposal Nos. 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you abstain from voting on Proposal Nos. 2 or 3, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Can I change my vote or revoke my proxy?

Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

●	submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy

●	timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted)

●

voting during the Annual Meeting (participation in-person will not by itself constitute a revocation of a proxy) by following the instructions set forth under “What options are available to me to vote my shares? – You may vote in person at the meeting.” set forth above

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, you may revoke any previous voting instructions by voting during the Annual Meeting in accordance with the instructions set forth above.

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Are there other matters to be voted on at the Annual Meeting?

We do not know of any matters that may come before the Annual Meeting other than Proposal Nos. 1 through 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders during the Annual Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four (4) business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board of Directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have engaged Alliance Advisors, LLC to aid in the solicitation of proxies and to verify records relating to the solicitation for an estimated fee of $14,800. All costs of such solicitation of proxies will be borne by us. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I gain access to the Annual Meeting?

The Company’s Annual Meeting will be held in-person. Only shareholders who owned common stock as of the close of business on April 11, 2024 will be entitled to participate in the Annual Meeting. The Annual Meeting will begin at 10:00 a.m. (EDT).

Please note that if you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver’s license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank, brokerage firm or other intermediary that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

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OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2025 Annual Meeting of Shareholders must be received by us no later than December 30, 2024 and must comply with the requirements of the proxy rules promulgated by the SEC.

In accordance with our amended and restated bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2025 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder’s notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to our principal executive offices, together with all supporting documentation required by our bylaws, not prior to January 14, 2025 nor later than February 13, 2025. Shareholder proposals should be addressed to Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, PA 19610, Attention: Secretary.

In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that they will solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. Please note that the notice deadline under Rule 14a-19 is the same as the applicable notice period under the advance notice provisions of our bylaws described above.

PROXY ACCESS DIRECTOR NOMINATIONS

A shareholder (or group of up to twenty (20) shareholders) who has owned three (3) percent or more of the Company’s outstanding common stock continuously for at least three (3) years and has complied with the other requirements in our Second Amended and Restated Bylaws may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of, subject to certain exceptions set forth in the Second Amended and Restated Bylaws, two (2) or twenty (20) percent of the number of directors in office as of the last day on which a notice may be delivered. Notice of a proxy access nomination for consideration at our 2025 annual meeting of shareholders must be received not prior to January 14, 2025 nor later than February 13, 2025. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Article VII, Sections 7.11 through 7.18 of our Second Amended and Restated Bylaws.

ANNUAL REPORT TO SHAREHOLDERS

Our 2023 Annual Report has been posted, and is available without charge, on our corporate website at www.glpropinc.com. The information on our website shall not be deemed incorporated by reference in this Proxy Statement. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2023 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2023 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2023 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, PA 19610, Attention: Secretary.

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DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2023 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholder(s) of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2023 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by telephone at 610.401.2900 or in writing at 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2023 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above, and we will deliver separate copies promptly.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or other intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2023 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

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styleIPC Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Gaming and Leisure Properties, Inc. Internet: www.proxypush.com/GLPI • Cast your vote online Annual Meeting of Shareholders • • Have your Proxy Card ready Follow the simple instructions to record your vote For Shareholders of record as of April 11, 2024 Phone: Thursday, June 13, 2024 10:00 AM, Local Time 1-866-425-3701 845 Berkshire Blvd., Suite 200, Wyomissing, PA 19610 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 10:00 AM, Local Time, June 13, 2024. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Joseph W. Marshall, III and James B. Perry (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Gaming and Leisure Properties, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Gaming and Leisure Properties, Inc. Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect Peter M. Carlino, Debra Martin Chase, Carol (“Lili”) Lynton, Joseph W. Marshall, Ill, James B. Perry, Barry F. Schwartz, Earl C. Shanks and E. Scott Urdang as directors to hold office until the Company’s 2025 Annual Meeting or Shareholders and until their respective successors have been duly elected and qualified. FOR AGAINST ABSTAIN 1.01 Peter M. Carlino FOR #P2# #P2# #P2# 1.02 Debra Martin Chase FOR #P3# #P3# #P3# 1.03 Carol (“Lili”) Lynton FOR #P4# #P4# #P4# 1.04 Joseph W. Marshall, III FOR #P5# #P5# #P5# 1.05 James B. Perry FOR #P6# #P6# #P6# 1.06 Barry F. Schwartz FOR #P7# #P7# #P7# 1.07 Earl C. Shanks FOR #P8# #P8# #P8# 1.08 E. Scott Urdang FOR #P9# #P9# #P9# FOR AGAINST ABSTAIN 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered FOR public accounting firm for the current fiscal year. #P10# #P10# #P10# 3. To approve, on a non-binding advisory basis, the Company’s executive compensation. FOR #P11# #P11# #P11# 4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date